UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Hercules Capital, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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2024 PROXY STATEMENT

Notice of Annual Meeting

June 20, 2024

Empowering Innovators

TO MY FELLOW STOCKHOLDER,

On behalf of the Board of Directors and the Hercules Capital team, thank you for your investment.

Following another record-breaking year in 2023, it is my pleasure to once again invite you to the Hercules Capital Annual Meeting of Stockholders.

This year marks our 20th year investing in the venture and growth stage asset class. Our success and longevity is attributable to the tremendous dedication, efforts and capabilities of our employees, the trust that our venture capital and private equity partners place with us every day and the support by you – our valued stockholders. Since 2004, we have committed more than $19 billion to technology and life sciences companies that drive innovation, enhance the lives of countless individuals, strengthen businesses and foster economic growth. Your investment and support is vital to our mission and success.

Protecting your investment is a responsibility that I, the Hercules team and our Board of Directors take very seriously. At the 2023 annual meeting, stockholders granted us the ability to sell shares of common stock if the price per share becomes less than the net asset value per share, subject to certain conditions and stockholder protections. This approval expires at the 2024 annual meeting and we are asking stockholders to renew this approval for an additional year. We still have no current intention to conduct such sales. However, we continue to believe strongly that having this approval is protective to our stockholders during times of extreme market conditions and helps ensure that we are poised to seize short-term opportunities for the long-term. To ensure that we lock in this protection for another year, it imperative that you vote your shares using one of the methods described on page 1 of this proxy statement before June 20, 2024.

Since 2004, we have committed more than $19 billion to technology and life sciences companies that drive innovation, enhance the lives

of countless individuals, strengthen businesses and foster economic growth.

Your investment and support is vital to our mission and success.

As we enter into our third decade of venture and growth-stage lending, the Board of Directors and the entire Hercules team remain steadfast in our efforts to maximize total stockholder returns and expand our platform capabilities for the benefit of our clients. We are honored to continue to put your investment to work by lending to innovative, entrepreneurial companies.

Thank you for your commitment to Hercules Capital and the entrepreneurs and businesses we serve.

Sincerely,

Scott Bluestein

Chief Executive Officer

Chief Investment Officer

DELIVERED RECORD FINANCIAL PERFORMANCE FOR 2023

Our success is a testament to the strength of our team's capabilities, our disciplined credit selection, robust liquidity, and the scale and strength of our platform and brand recognition as the largest BDC venture lender.

GROWTH SUCCESS

$1.6B
▲ UP 9.1%
Record Total Gross Fundings

$240.3M
Net Debt Portfolio Growth

SCALE SUCCESS

$3.42B
Record Total Assets

$3.25B
Record Total Investments at Cost

FINANCIAL SUCCESS

$460.7M
▲ UP 43.2%
Record Total Investment Income

$304.0M
▲ UP 61.7%
Record Net Investment Income

RETURN SUCCESS

21.3%
Return on Average Equity
Q4 2023

10.6%
Return on Average Assets
Q4 2023

SHAREHOLDER SUCCESS

$1.91
Declared Cash Distributions per Share

As presented above, Return on Average Equity and Return on Average Assets are (i) sourced from Hercules Capital, Inc. and S&P Capital IQ as of December 31, 2023 and (ii) based on net investment income, excluding realized and unrealized gains/losses.

NOTICE OF 2024 ANNUAL MEETING

The details of the 2024 annual meeting of stockholders (the “Annual Meeting”) of Hercules Capital, Inc. are as follows:

Annual Meeting

Date and Time	Location	Record Date

Thursday, June 20, 2024 9:00 a.m. Pacific Time	www.virtualshareholdermeeting.com/HTGC2024	Friday, April 19, 2024

Voting Matters

At or before the Annual Meeting, we ask that you vote on the following items:

Proposal	Description	Board Recommendation	For more information, see page:

1	Election of three Independent Directors	FOR	5

2	Advisory vote to approve the Company’s named executive officer compensation	FOR	40

3	Authorization of the Company to sell or issue shares of its common stock at a price below its then-current NAV per share, subject to the conditions set forth in Proposal 3	FOR	42

4	Ratification of the selection of the Independent Public Accountant for the fiscal year ending December 31, 2024	FOR	50

YOUR VOTE IS IMPORTANT – How to vote:

Internet: Visit www.proxyvote.com You will need the 16-digit control number included in the proxy card, voter instruction card or notice.	Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card.

QR Code You can scan the QR Code on your proxy card to vote with your mobile phone.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

You may also attend and participate in the Annual Meeting virtually by following the instructions on www.proxyvote.com. Please have your 16-Digit Control Number (located on your proxy card) to join the meeting.

We plan to begin mailing the Proxy Statement to stockholders on or about April 23, 2024. The enclosed proxy statement (the “Proxy Statement”) is also available at www.proxyvote.com, where you can also find copies of the proxy card and the Company’s Annual Report on Form 10-K (the “Annual Report”). Stockholders may request a copy of the Proxy Statement and the Annual Report by contacting our main office at (650) 289-3060.

By Order of the Board,

Kiersten Zaza Botelho

Corporate Secretary

Potential Payments upon Termination or Change in Control	33
CEO Pay Ratio	35
Pay vs. Performance	36
Independent Director Compensation	38
Equity Compensation Plan Information	39

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTED OFFICER COMPENSATION	40

PROPOSAL 3: AUTHORIZATION OF THE COMPANY TO SELL OR ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN-CURRENT NAV PER SHARE, SUBJECT TO THE CONDITIONS SET FORTH IN PROPOSAL 3	42
Overview and Conditions of Below-NAV Sales	43
Reasons to Conduct Below-NAV Sales	44
Key Stockholder Considerations	45
Dilutive Effect of Below-NAV Sales on Stockholders	45
Trading History of the Shares	46
Tables	47

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	50
Background	51
Key Stockholder Considerations	51
Principal Accountant Fees and Services	51
Pre-Approval Policy	52

AUDIT COMMITTEE REPORT	53

STOCKHOLDER PROPOSALS	54

QUESTION AND ANSWERS	55

i

HELPFUL RESOURCES

Definition of Certain Terms or Abbreviations	Where You Can Find More Information

1940 Act means the Investment Company Act of 1940, as amended

Annual Meeting means the 2024 annual meeting of stockholders

Annual Report means the Company’s Annual Report on Form 10-K

BDC means business development company

Board means the Company’s Board of Directors

CEO means chief executive officer

Committees means the Company’s Audit, Compensation and Nominating and Governance (“Governance”) Committees

Company, we or us means Hercules Capital, Inc., its wholly-owned subsidiaries and affiliated securitization trusts

Director means a member of the Company’s Board

Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

Exchange Act means the Securities Exchange Act of 1934, as amended

Independent Director means a Director who is not an “interested person” of the Company, as defined by the 1940 Act and applicable NYSE rules

Independent Public Accountant means PricewaterhouseCoopers LLP, or PwC

NAV means net asset value

NYSE means the New York Stock Exchange

SEC means the Securities and Exchange Commission

NEO means named executive officer

Proxies refers to Scott Bluestein and Kiersten Zaza Botelho, the designated proxies for the Annual meeting

Proxy Statement means this proxy statement, which provides important information about the Annual Meeting

RIC means regulated investment company under the Internal Revenue Code of 1986, as amended

Securities Act means the Securities Act of 1933, as amended

Shares means shares of the Company’s common stock

Annual Meeting

Proxy Statement & Annual Report

https://investor.htgc.com/company-information/annual-reports-proxy

Voting Your Proxy Online before the 2024 Annual Meeting

www.proxyvote.com

Board of Directors

https://investor.htgc.com/corporate-governance board-of-directors

Communications with the Board

Please see page 9 of this Proxy Statement for details.

Committee Charters

https://investor.htgc.com/corporate-governance/governance-documents

•    Audit Committee Charter

•    Compensation Committee Charter

•    Nominating and Corporate Governance Committee Charter

Other Governance Documents

https://investor.htgc.com/corporate-governance/governance-documents

•    Code of Business Conduct and Ethics

•    Code of Ethics for Directors, Officers and All Employees

•    Corporate Governance Guidelines

•    ESG Policy

•    Sarbanes-Oxley Whistleblower Procedures

Investor Relations

https://investor.htgc.com

ii

VOTING INFORMATION

Quorum Required to Hold the Annual Meeting

We cannot conduct any business at the Annual Meeting unless a quorum of stockholders is present – meaning generally that stockholders who collectively hold a majority of the outstanding Shares have voted or authorized a proxy to vote. Abstentions and broker non-votes (see below) will be treated as Shares present for determining whether we have a quorum. If we do not have a quorum, the chairman of the Annual Meeting may adjourn the meeting to a later date to allow additional time for stockholders to vote.

Vote Required for Each Proposal to Pass

Proposal		Vote Required
1	Election of three Independent Directors	Affirmative vote of a majority of the votes cast for and against a Director Nominee at the Annual Meeting in person or by proxy
2	Advisory vote to approve the Company’s named executive officer compensation	Affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy
3	Authorization of the Company to sell or issue shares of its common stock at a price below its then-current NAV per share, subject to the conditions set forth in Proposal 3

The affirmative vote of holders of at least a “majority of outstanding shares” (as defined in the 1940 Act) of (i) the Shares and (ii) the Shares held by persons that are not affiliated persons of the Company, is required to approve this proposal. Under the 1940 Act, the vote of holders of a “majority of outstanding shares” means the vote of the holders of the lesser of (a) 67% or more of the outstanding Shares present or represented by proxy at the Annual Meeting if the holders of more than 50% of the Shares are present or represented by proxy or (b) more than 50% of the outstanding Shares.

4	Ratification of the selection of the Independent Public Accountant for the fiscal year ending December 31, 2024	Affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy

Abstentions and Broker Non-Votes

An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. Abstentions will have no effect on the outcomes of Proposals 1, 2 and 4 but will have the effect of a vote against Proposal 3. “Broker non-votes” represent votes that are not cast on a non-routine matter by a broker that is present (in person or by proxy) at the meeting because (i) the Shares entitled to cast the votes are held in “street name,” (ii) the broker lacks discretionary authority to vote the Shares and (iii) the broker has not received voting instructions from the beneficial owner. For the Annual Meeting, each of Proposals 1 – 3 is a non-routine matter. This means that if you hold your Shares in “street name,” your Shares will have no effect on the outcome of Proposals 1 – 3 unless you give your broker (or bank or other nominee) specific instructions on how to vote your Shares. Proposal 4 is a routine matter. As a result, if you beneficially own your Shares and you do not provide your broker, bank or nominee with voting instructions, then your broker, bank or nominee will be able to vote your Shares with respect to Proposal 4 on your behalf.

YOUR VOTE IS IMPORTANT – PLEASE VOTE TODAY

iii

SUMMARY INFORMATION

This summary provides highlights about Hercules Capital, Inc. and information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider when deciding how to vote your Shares.

2024 Annual Meeting and How to Vote

You are receiving this Proxy Statement because you hold Shares of Hercules Capital, Inc. (the “Company”). Each year, we hold an annual meeting to solicit stockholder feedback and approval on certain items relating to our operations and governance, including the election of members of our Board. Our 2024 Annual Meeting will be held on June 20, 2024. We encourage you to vote on the following proposals, which are described in more detail elsewhere in this Proxy Statement. You do not need to attend the Annual Meeting in order to vote your Shares – instead, you may easily cast your vote online, by phone or by mail, as described below.

Proposal	Description	Board Recommendation	For more information, see page:

1	Election of three Independent Directors	FOR	5

2	Advisory vote to approve the Company’s named executive officer compensation	FOR	40

3	Authorization of the Company to sell or issue shares of its common stock at a price below its then-current NAV per share, subject to the conditions set forth in Proposal 3	FOR	42

4	Ratification of the selection of the Independent Public Accountant for the fiscal year ending December 31, 2024	FOR	50

How to Vote

Internet: Visit www.proxyvote.com You will need the 16-digit control number included in the proxy card, voter instruction card or notice.	Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card.

QR Code You can scan the QR Code on your proxy card to vote with your mobile phone.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

You may also attend and participate in the Annual Meeting virtually by following the instructions on www.proxyvote.com. Please have your 16-Digit Control Number (located on your proxy card) to join the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will appear on the log in website page fifteen minutes prior to the meeting start time.

Frequently Asked Questions and Contact Information

We have provided responses to the following asked questions at the back of this Proxy Statement, on page 55.

• Why did I receive this Proxy Statement? • How do I vote? • What happens if I do nothing (aka choose not to vote)? • May I change my vote or revoke my proxy? • What is householding?

•   What is the vote required for each proposal?

•   What are abstentions and “broker non-votes”?

•   Who is paying for the costs of soliciting these proxies?

•   How do I find out the results of the voting at the Annual Meeting?

If you have any further questions about how to cast your vote, the Annual Meeting or about this Proxy Statement generally, please contact Michael Hara, Managing Director of Investor Relations and Corporate Communications, at (650) 433-5578 or mhara@htgc.com or Kiersten Zaza Botelho, Corporate Secretary, at (617) 314-9973 or kbotelho@htgc.com.

About Hercules, Our Governance and Our Performance

We are a specialty finance company focused on providing senior secured loans to high-growth, innovative venture capital-backed and institutional-backed companies in a variety of technology, life sciences and sustainable and renewable technology industries. As the largest and leading venture lending platform in the industry, we are committed to delivering strong, sustainable long-term stockholder returns.

Corporate Governance Highlights

Board Practices	Stockholder Matters

• 7 out of 8 Directors are Independent Directors

• Demonstrated commitment to Board refreshment (in past five years, assuming election of current Director Nominees, 4 new Directors have joined and 4 have rolled off the Board)

• Demonstrated commitment to periodic committee refreshment and committee chair succession (since 2019, new chairs have been appointed on all three Committees)

• Robust Director nominee selection process

• Regular Board, Committee and Director evaluations

• Lead Independent Director elected by the Independent Directors, with robust duties and oversight responsibilities

• Independent Audit, Compensation and Governance Committees

• Regular executive sessions of Independent Directors

• Strategy and risk oversight by full Board and Committees

• Regular review and assessment of Committee responsibilities

• Long-standing, active stockholder engagement • Annual “say-on-pay” advisory vote (91% stockholder approval in 2023) • Majority voting with resignation policy for Directors in uncontested elections
Other Best Practices

•   Stock ownership guidelines for executive officers and Directors

•   Annual Board review of CEO and senior management succession planning

•   Anti-hedging and anti-pledging policies

•   Clawback policy for incentive awards

•   No tax gross-up payments

2023 Performance

We are incredibly proud of our 2023 performance and the returns we delivered to our stockholders. For information regarding our performance as compared to that of our Peer Group during 2023, please see the discussion beginning on page 23 of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 9, 2024, the beneficial ownership of each current Director, Director Nominee, our NEOs, each person known to us to beneficially own 5% or more of the outstanding Shares, and our NEOs and Directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 9, 2024 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 162,230,026 Shares outstanding as of April 9, 2024. Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the Shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all NEOs and Directors is c/o Hercules Capital, Inc., 1 N B Street, Suite 2000, San Mateo, California 94401.

Name Address of Beneficial Owner	Type of Ownership	Number of Shares Owned Beneficially(1)	Percentage of Class

Interested Director

Scott Bluestein(2)	Record/Beneficial	2,305,061	1.4%

Independent Directors

Robert P. Badavas(3)	Record/Beneficial	126,686	*

DeAnne Aguirre(4)	Record/Beneficial	7,998	*

Gayle Crowell(5)	Record/Beneficial	48,808	*

Thomas J. Fallon(6)	Record/Beneficial	90,412	*

Wade Loo(7)	Record/Beneficial	20,301	*

Pam Randhawa(8)	Record/Beneficial	12,584	*

Nikos Theodosopoulos(9)	Record/Beneficial	967	*

Other Named Executive Officers

Seth H. Meyer(10)	Record/Beneficial	355,626	*

Christian Follmann(11)	Record/Beneficial	97,655	*

Kiersten Zaza Botelho(12)	Record/Beneficial	50,069	*

Named Executive Officers and Directors as a group (11 persons)(13)			1.9%

Beneficial Owners of More than 5%

Kingdom Holding Company(14)		9,411,490	5.8%

*	Less than 1%.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Includes 557,067 restricted Shares.
(3)

Includes 15,000 Shares that can be acquired upon the exercise of outstanding options and 4,234 restricted Shares. 107,452 Shares are held of record by the Robert P. Badavas Trust of 2007 and Mr. Badavas disclaims any beneficial ownership interest of such Shares except to the extent of his pecuniary interest therein.

(4)

Includes 3,386 restricted Shares. 4,612 shares are held of record by the Aguirre Family 2004 Trust and Ms. Aguirre disclaims any beneficial ownership interest in such Shares except to the extent of her pecuniary interest therein.

(5)	Includes 4,917 restricted Shares.
(6)

Includes 4,917 restricted Shares. 85,495 Shares are held of record by the Fallon Family Revocable Trust and Mr. Fallon disclaims any beneficial ownership interest of such Shares except to the extent of his pecuniary interest therein.

(7)

Includes 3,010 restricted Shares. 17,291 Shares are held of record by the Loo Revocable Trust and Mr. Loo disclaims any beneficial ownership interest of such Shares except to the extent of his pecuniary interest therein.

(8)	Includes 4,234 restricted Shares.
(9)	Includes 643 restricted Shares.
(10)	Includes 193,188 restricted Shares.
(11)

Includes 55,465 restricted Shares and 350 Shares held by Mr. Follmann’s spouse in her name. Mr. Follmann disclaims any beneficial ownership interest of such Shares held by his spouse except to the extent of his pecuniary interest therein.

(12)	Includes 42,636 restricted Shares.
(13)	Includes 15,000 Shares that can be acquired upon the exercise of outstanding options and 873,697 restricted Shares.
(14)

Based on information provided in a Schedule 13G filed on May 8, 2023, Kingdom Holding Company reported sole voting and dispositive power with respect to Shares. The Schedule 13G does not include any information regarding Shares acquired or sold since the date of such Schedule 13G. The business address of Kingdom Holding Company is 66 Floor, Kingdom Centre, P.O. Box 1, Riyadh 11321, Kingdom of Saudi Arabia.

The following table sets forth as of April 9, 2024, the dollar range of our securities owned by our Directors and named executive officers.

Name and Address of Beneficial Owner	Dollar Range of Equity Securities Beneficially Owned

Interested Director

Scott Bluestein	Over $100,000

Independent Directors

Robert P. Badavas	Over $100,000

DeAnne Aguirre	Over $100,000

Gayle Crowell	Over $100,000

Thomas J. Fallon	Over $100,000

Wade Loo	Over $100,000

Pam Randhawa	Over $100,000

Nikos Theodosopoulos	$0 - $50,000

Other Named Executive Officers

Seth H. Meyer	Over $100,000

Christian Follmann	Over $100,000

Kiersten Zaza Botelho	Over $100,000

PROPOSAL 1

ELECTION OF THREE INDEPENDENT DIRECTORS

This Proposal 1 requests that stockholders elect Gayle Crowell, Thomas J. Fallon and Nikos Theodosopoulos, each a Class II Independent Director, to the Board to serve until the third annual meeting of stockholders following his or her election and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal from the Board. You should carefully read this Proposal 1 in its entirety before voting.

The Board recommends that you vote FOR each of the Director Nominees.

Key Sections

For information regarding the compensation of Independent Directors, please see the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement.

Summary of the Board and 2024 Director Nomination Process

As of the date of this Proxy Statement, the Board consists of eight Directors, seven of whom are Independent Directors. The Board is composed of three classes (Class I, Class II and Class III), with members of each serving until the third annual meeting of stockholders following his or her election and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal from the Board.

Gayle Crowell, Thomas J. Fallon and Nikos Theodosopoulos are the Class II Independent Directors whose terms will expire at the Annual Meeting. The Governance Committee and the Board have each approved Ms. Crowell’s and Messrs. Fallon’s and Theodosopoulos’ nomination to stand for election at the Annual Meeting. If elected, they will serve for a three-year term expiring at the 2027 annual meeting of stockholders and until each of their successors is duly elected and qualifies, or until their earlier death, resignation or removal from the Board.

None of the Director Nominees is being nominated as a Director for election pursuant to any agreement or understanding between such Director Nominee and the Company. Each of the Director Nominees has indicated his or her willingness to continue to serve if elected and the Board has no reason to believe that the Director Nominees will be unable or unwilling to serve. Each Director Nominee has also consented to be named as a Director Nominee in this Proxy Statement. Each of the Director Nominees is an Independent Director.

Key Stockholder Considerations

Stockholders should review this Proposal 1 in its entirety, as well as the biographies of the Directors and Director Nominees, when determining how to vote on this Proposal 1.

Board Approval and Recommendation; Proxies

The Board believes that it is in your best interest for each of the Director Nominees to be elected to the Board. The Board recommends that stockholders vote FOR each of the Director Nominees pursuant to Proposal 1.

In the absence of instructions to the contrary, it is the intention of the Proxies to vote such proxy FOR the election of each Director Nominee. If any Director Nominee should decline or be unable to serve as a Director, it is intended that the proxy will be voted for the election of the person nominated by the Board as a replacement.

Required Stockholder Vote

A Director Nominee will be elected pursuant to this Proposal 1 if he or she receives the affirmative vote of a majority of the total votes cast for and against such Director Nominee at the Annual Meeting. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome of this Proposal 1. Stockholders may not cumulate their votes. Even if a Director Nominee is not elected, he or she will remain in office as a Director until the earlier of the acceptance by the Board of his or her resignation or his or her removal. If a Director Nominee is not elected pursuant to this Proposal 1, the Director is required to offer to resign from the Board. In that event, the Governance Committee will consider such offer to resign and make a recommendation to the Board, who will then vote whether to accept the Director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Guidelines. Each Share may be voted for as many individuals as there are Director Nominees and for whose election the Share is entitled to be voted.

Board Structure and Composition

As of the date of this Proxy Statement, our Board is comprised of seven Independent Directors, including an Independent Lead Director Chairman of the Board, and one Interested Director (our CEO).

The Board and the Committees remain in close contact with Company management and receive reports on various aspects of management and enterprise risk directly from our senior management and independent public accountant. The Board believes this provides an efficient and effective leadership model for the Company.

The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models might be appropriate at different times. Accordingly, the Board periodically reviews its leadership structure and considers changes to it.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, and a Governance Committee. Each Committee member is an Independent Director and satisfies the independence requirements of the applicable rules of the NYSE. Each of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules.

A description of key oversight responsibilities and the composition of each Committee is included in this Proxy Statement beginning on page 11. The charter of each Committee is available on the Investor Relations page of our website at:

https://investor.htgc.com/corporate-governance/governance-documents.

Director Qualifications

The Board recognizes that it is important to assemble a body of Directors that, taken together, has the skills, qualifications, experience and attributes appropriate for functioning as a Board, and working with management, effectively. The Governance Committee is responsible for maintaining a well-rounded and diverse Board that has the requisite range of skills and qualifications to oversee the Company effectively. Our Board believes in the value of diversity and seeks to ensure that its composition reflects a mix of members representing various backgrounds and perspectives. The Board complies with all rules and regulations while striving to always do what it believes is right. The Board must also comprise individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of the NYSE and the SEC, such as the requirements to have a majority of Independent Directors and an “audit committee financial expert.” In light of our business, the primary areas of experience and qualifications sought by the Governance Committee in Directors and Director Nominees include, but are not limited to, the following:

●	Client Industries—Experience with venture capital-backed companies in general, and our specific portfolio company industries – technology, life sciences, middle market, and sustainable and renewable technology.
●	Banking/Financial Services—Experience with commercial or investment banking, mutual fund, or other financial services industries, including regulatory experience and specific knowledge of the 1940 Act, the Securities Act and the Exchange Act.
●	Leadership/Strategy—Experience as a CEO, COO, President, CFO, or significant division manager responsible for leading a large team and establishing and executing successful business strategies.
●	Finance, IT and Other Business Operations—Experience related to finance, accounting, IT, treasury, human resources, or other key business processes.
●	Enterprise Risk Management—Experience with enterprise risk management processes and functions.
●	Governance—Experience with corporate governance issues, particularly in publicly-traded companies.
●	Strategic Planning—Experience with senior executive-level strategic planning for publicly-traded companies, private companies, and non-profit entities.
●	Mergers and Acquisitions—Experience with public and private mergers and acquisitions, both in identifying and evaluating potential targets, as well as post-acquisition integration activities.

The key areas of experience that qualify each Director and Director Nominee to serve on the Board are highlighted in each of their respective biographies beginning on page 12 of this Proxy Statement.

Corporate Governance Practices

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with senior management and certain other employees, and by reviewing materials provided to them and participating in meetings of our Board and its Committees.

Each Director makes a diligent effort to attend all Board and Committee meetings, as well as our annual meeting of stockholders. All Directors attended at least 75% of the aggregate number of meetings of the

Board and of the respective Committees on which they served during 2023. Each of our then-serving Directors attended our 2023 annual meeting of stockholders. During 2023, the Board held four regular meetings to address regular, quarterly business matters, several special meetings to address business matters that arose between quarters, and reviewed and approved by written consent such other intra-quarter matters such as fair valuing the portfolio investments, quarterly audit committee presentations and approval of earnings reports, among other matters.

Because our Board is committed to strong and effective corporate governance, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE’s listing standards. The Board has adopted a number of policies to support our values and good corporate governance, including our Committee charters, insider trading policy, Code of Ethics, Code of Business Conduct and Ethics, and related person transaction approval policy. The insider trading policy has been reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. The Board has adopted our Corporate Governance Guidelines, which provide a framework for the operation of the Board and address key governance practices. Our Board continuously reviews and, as appropriate, updates our Corporate Governance Guidelines, practices and framework. Examples of our corporate governance practices include:

Board Practices	Stockholder Matters

• 7 out of 8 Directors are Independent Directors

• Demonstrated commitment to Board refreshment (in past five years, assuming election of current Director Nominees, 4 new Directors have joined and 4 have rolled off the Board)

• Demonstrated commitment to periodic committee refreshment and committee chair succession (since 2019, new chairs have been appointed on all three committees)

• Robust Director nominee selection process

• Regular Board, Committee and Director evaluations

• Lead Independent Director elected by the Independent Directors, with robust duties and oversight responsibilities

• Independent Audit, Compensation and Governance Committees

• Regular executive sessions of Independent Directors

• Strategy and risk oversight by full Board and Committees

• Regular review and assessment of Committee responsibilities

• Long-standing, active stockholder engagement • Annual “say-on-pay” advisory vote (91% stockholder approval in 2023) • Majority voting with resignation policy for Directors in uncontested elections
Other Best Practices

•   Stock ownership guidelines for executive officers and Directors

•   Annual Board review of CEO and senior management succession planning

•   Anti-hedging and anti-pledging policies

•   Clawback policy for incentive awards

•   No tax gross-up payments

Director Independence; Conflicts

The NYSE’s listing standards and Section 2(a)(19) of the 1940 Act require that a majority of our Board and every member of our Audit, Compensation, and Governance Committees are “independent.” Under the NYSE’s listing standards and our Corporate Governance Guidelines, no director will be considered to be independent unless and until our Board affirmatively determines that such director has no direct or indirect material relationship with our company or our management. Our Board reviews the independence of its members annually. In determining that Mss. Aguirre, Crowell and Randhawa and Messrs. Badavas, Fallon, Loo and Theodosopoulos are independent, our Board, through the Governance Committee, considered the financial services, commercial, family and other relationships between each Director and his or her immediate family members or affiliated entities, on the one hand, and the Company, on the other hand.

Certain Relationships and Related Transactions. We have established a written policy to govern the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with the Company, including our officers, Directors, and employees and any person controlling or under common control with us.

In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with the Company, our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by us and our employees and Directors. We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek Board review and approval or exemptive relief from the SEC for such transaction.

Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires that our Directors and executive officers avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to our Code of Business Conduct and Ethics, each Director and executive officer must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our Audit Committee. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by our Board.

Compensation Committee Interlocks and Insider Participation. All members of our Compensation Committee are Independent Directors and none of the members are present or past employees of the Company. No member of our Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity at which one of our executive officers serves on the Board.

Anti-Hedging and Anti-Pledging Policy. Our Corporate Governance Guidelines prohibit Directors, executive officers and employees from holding their Shares in a margin account or otherwise pledge such shares as collateral for a loan. Directors, officers and employees are also prohibited from engaging in hedging or monetization transactions in respect of their Shares, including through the use of financial instruments such as prepaid variable forward, equity swaps, collars and exchange funds.

Board Oversight of Risk

While day-to-day risk management is primarily the responsibility of our management team, our Board, as a whole and through its Committees, is responsible for oversight of the risk management processes.

Our Audit Committee has oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company. In addition to our Audit Committee, the other Committees of our Board consider the risks within their areas of responsibility.

For example, the Compensation Committee considers the risks that may be posed by our executive compensation program.

Management provides regular updates throughout the year to our Board regarding the management of the risks they oversee at each regular meeting of our Board. Also, our Board receives presentations throughout the year from various department and business group heads that include discussion of significant risks as necessary. Additionally, our full Board reviews our short and long-term strategies, including consideration of significant risks facing our business and their potential impact.

Corporate Responsibility

We believe that environmental, social and governance factors are an important driver of long-term stockholder returns from both an opportunity and risk-mitigation perspective. Our investment strategy is centered around financing growth-oriented companies in both technology and life sciences. Many of these companies are on the cutting edge of developing new and innovative technologies or are advancing novel drug candidates that have the possibility of providing significant benefits to patients in a variety of areas, including those with unmet needs. Several of these companies are focused on sustainable and responsible products and services, and we are proud to support their efforts. We believe the inclusion of factors related to sustainable and responsible investments provides meaningful value to our employees, portfolio companies, stockholders and community.

Our mission is to provide our stockholders with an investment strategy that delivers strong risk-adjusted, long-term performance. We employ a disciplined investment process that seeks to both uncover opportunities and evaluate potential risks while striving for the best possible return. Consistent with these objectives, we take a comprehensive approach to integrating environmental, social and governance (ESG) criteria into our investment process that involves reviewing and considering ESG matters, as appropriate, in the due diligence and investment decision processes.

Additional Information

Communication with the Board

We believe that communications between our Board, our stockholders and other stakeholders are an important part of our corporate governance process. Stockholders with questions about the Company are encouraged to contact Michael Hara, Managing Director of Investor Relations and Corporate Communications, at (650) 433-5578. However, if stockholders believe that their questions have not been addressed, they may communicate with our Board by sending their communications to Hercules Capital, Inc., c/o Kiersten Zaza Botelho, Corporate Secretary, 31 St. James Avenue, Suite 1005, Boston, Massachusetts 02116. All

stockholder communications received in this manner will be delivered to one or more members of our Board.

Mr. Badavas currently serves as Lead Independent Director and Chairman of the Board, and presides over executive sessions of the Independent Directors. Parties may communicate directly with Mr. Badavas by sending their communications to Hercules Capital, Inc., c/o Kiersten Zaza Botelho, Corporate Secretary at the above address. All communications received in this manner will be delivered to Mr. Badavas.

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or our Code of Ethics, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to Kiersten Zaza Botelho, Corporate Secretary and CCO. The communication will be forwarded to the Audit Committee Chair if our

CCO determines that the matter has been submitted in conformity with our whistleblower procedures or otherwise determines that the communication should be so directed. The acceptance and forwarding of a communication to any Director does not imply that the Director owes or assumes any duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Availability of Corporate Governance Documents

To learn more about our corporate governance and to view our corporate governance documents, please visit the websites listed on page ii of this Proxy Statement.

Copies of these documents are also available in print and free of charge by writing to Hercules Capital, Inc., c/o Kiersten Zaza Botelho, Corporate Secretary, 31 St. James Avenue, Suite 1005, Boston, Massachusetts 02116.

Committee Composition, Responsibilities and Meetings

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Members	Wade Loo (Chair) Robert P. Badavas Pam Randhawa Nikos Theodosopoulos	Gayle Crowell (Chair) DeAnne Aguirre Thomas J. Fallon Wade Loo	Thomas J. Fallon (Chair) DeAnne Aguirre Gayle Crowell Pam Randhawa
Meetings held in 2023	6	6	5
Key Oversight Responsibilities

●  Oversees the accounting and financial reporting processes and the integrity of the financial statements.

●  Establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters.

●  Examines the independence qualifications of our auditors.

●  Assists our Board’s oversight of our compliance with legal and regulatory requirements and enterprise risk management.

●  Assists our Board in fulfilling its oversight responsibilities related to the systems of internal controls and disclosure controls which management has established regarding finance, accounting, and regulatory compliance.

●  Reviews and recommends to the Board the valuation of the Company’s portfolio.

●  Oversees our overall compensation strategies, plans, policies and programs.

●  Approves Director and executive compensation.

●  Assesses compensation-related risks.

●  Reviews compliance with applicable exemptive orders and stockholder-approved equity compensation plans.

●  Approves and oversees the implementation of the executive compensation clawback policy.

●  Discharges our Board’s responsibilities related to general corporate governance practices, including developing, reviewing and recommending to our Board a set of principles to be adopted as the Company’s Corporate Governance Guidelines.

●  Conducts an annual performance evaluation of our Board, its Committees, and its members.

●  Reviews Board composition, size, and refreshment and identifying and recommending to our Board qualified director candidates.

●  Oversees succession planning for the CEO, Section 16 officers and senior management who report to the CEO.

●  Oversees the Director resignation policy set forth in the Corporate Governance Guidelines.

●  Criteria considered by the Governance Committee in evaluating qualifications of individuals for election as members of the Board consist of the independence and other applicable NYSE corporate governance requirements; the 1940 Act and all other applicable laws, rules, regulations and listing standards; and the criteria, polices and principles set forth in the Governance Committee charter.

●  Considers nominees properly recommended by a stockholder.

●  Regularly considers the composition of our Board to ensure there is a proper combination of skills, experience, diversity and tenure.

BIOGRAPHICAL INFORMATION

Biographical Summary Table (Directors)

Name, address and age(1)	Position(s) held with Company	Term of office and length of time served	Principal occupation(s) during the past 5 years	Other directorships held by Director or Director Nominee during the past 5 years
Robert P. Badavas (71)	Lead Independent Director	Class I Director since 2006	President of Petros Ventures, Inc. from November 2009 to December 2011 and since September 2016.	Polyvinyl Films, Inc. since 2019.

Pam Randhawa (55)	Independent Director	Class I Director since 2021	Founder and Chief Executive Officer of Empiriko Corporation since 2010.	Massachusetts Life Science Center since 2016 and Massachusetts Biotechnology Council since 2017.

Gayle Crowell (73)	Director Nominee and Independent Director	Class II Director since 2019	Senior Operating Consultant at Warburg Pincus from 2001 to 2019; Independent Business Consultant since 2019.	Envestnet (ENV) since 2016, Pliant Therapeutics since 2019, GTreasury from 2021 to 2023, Instinct Science since 2022, Centerbase since 2022, Fexa since 2023, Dude Solutions from 2014 to 2019 and Resman from 2020 to 2021.

Thomas J. Fallon (62)	Director Nominee and Independent Director	Class II Director since 2014	Executive Vice President - Business Development of Sanmina Corporation since 2022, Chief Executive Officer of Infinera Corporation from 2010 to 2020.	Infinera Corporation from 2010 to 2020.

Nikos Theodosopoulos (61)	Director Nominee and Independent Director	Class II Director since 2023	Independent director, advisor, consultant and angel investor in the technology industry.	Arista Networks from 2014 to 2023, Driving Management Systems from 2018 to 2022, Harmonic from 2015 to 2022, ADVA Optical Networking from 2014 to 2022. Adtran Holdings Board Member since 2022

DeAnne Aguirre (63)	Independent Director	Class III Director since 2022	North America Managing Partner and Health Industries Leader at Strategy&, a PwC Network Company from 2015 to 2020.	Cisive since 2022; EPAM Inc. since 2023.

Wade Loo (63)	Independent Director	Class III Director since 2021	Investor Committee Member at Mapletree Europe Income Trust since 2021 and Investment Committee Member at Mapletree US Commercial Income Trust since 2021.	Silicon Valley Community Foundation 2015 to 2023, University of Denver – Daniels College of Business since 2015, University of Denver Board of Trustees since 2023, Computer History Museum since 2023, JobTrain from 2006 to 2019.

Scott Bluestein (45)	Interested Director, Chief Executive Officer and Chief Investment Officer	Class III Director since 2019	Chief Investment Officer of Hercules from 2014; Interim Chief Executive Officer from March 2019 to July 2019; Director and Chief Executive Officer since July 2019.	Gibraltar Equipment Finance since 2023, Gibraltar Business Capital since 2019, Tectura Corporation since 2017, Sungevity from 2017 to 2020.

(1)	The address for each officer and director is c/o Hercules Capital, Inc., 1 N B Street, Suite 2000, San Mateo, California 94401.
(2)	No director otherwise services as a director of an investment company subject to the 1940 Act.

Biographical Information of Director Nominees

GAYLE CROWELL ✓ Independent Director Age: 73 Board Member since 2019 Term expires in 2024 Committee Memberships: ● Compensation (Chair) ● Governance

Business Experience

●  Independent Business Consultant since 2019

●  Senior Operating Consultant, Warburg Pincus, a leading global private equity firm (2001-2019)

●  President and CEO, RightPoint Software (acquired by E.piphany), customer relationship development and management software (1998-2000)

●  Senior Vice President and General Manager, ViewStar (acquired by Mosaix), network-based process automation software encompassing workflow automation, document image processing and information management company (1994-1998)

●  Group Director, Oracle Corporation, computer technology corporation (1990-1992)

●  Vice President of Sales, DSC, networking company (1989-1990)

●  Vice President of Sales, Cubix Corporation, designer, engineer and manufacturer of computer hardware systems (1985-1989)

Public Directorships

●  Envestnet (member of audit, compensation and nominating and governance committees), a leading provider of integrated portfolio, practice management, and reporting solutions to financial advisors and institutions (since 2016)

●  Pliant Therapeutics (chair of information security and compliance committee and nominating and governance committee, member of compensation committee and audit committee), a clinical stage biopharmaceutical company that discovers, develops and commercializes novel therapies for the treatment of fibrosis (since 2019)

Private Directorships

●  Executive Chair, Instinct Science, a provider of cloud-based, electronic medical records and practice management systems for the modern veterinary office and hospital (since 2022)

●  Executive Chair, Centerbase, a law practice software platform that allows law firms to support the management and growth of their firms with configurable legal operations and client lifecycle management software solutions (since 2022).

●  Lead Director, Fexa, a provider of innovative facility management software tools that cater to the needs of retailers, restauranteurs, and service providers (since 2023)

Prior Directorships

●  Lead Director, GTreasury, an integrated digital treasury management platform that allows companies to manage liquidity risk, market risk, counter party and credit risk (2021-2023)

●  Dude Solutions, the leading provider of cloud-based operations management software to optimize facilities, assets and workflow (2014-2019)

●  Lead Director, Resman, a property management platform of owners, operators and investors across the multifamily, affordable and commercial real estate marketplaces (2020-2021)

●  MercuryGate, a developer of a transportation management system and offers a software that enables shippers, carriers, brokers, freight forwarders and third-party logistics providers to plan, monitor and track shipments (2014-2018)

●  Lead Director, Yodlee, the leading data aggregation and data analytics platform, helps consumers live better financial lives through innovative products and services delivered through financial institutions and FinTech companies (2002-2015)

●  Coyote Logistics, a third-party logistics provider that combines a centralized marketplace with freight and transportation solutions to empower your business (2011-2015)

●  SRS, an automotive dealer software designed to increase fixed operations profitability, provide customer multipoint vehicle reports and increase customer loyalty and retention (2004-2013)

●  TradeCard, a SaaS collaboration product that was designed to allow companies to manage their extended supply chains including tracking movement of goods and payments (2009-2013)

Other Experience

●  Member, National Association of Corporate Directors (NACD)

●  Member, Women Corporate Directors (WCD)

Education

●  BS from University of Nevada Reno

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Significant experience in venture capital and technology.

✓ Banking/Financial Services. Held a variety of key executive and management positions at large global financial institutions. Significant experience as a board member and board committee chair overseeing financial services regulatory compliance.

✓ Leadership/Strategy. Extensive experience as a director and executive with broad operational experience in investments and finance.

✓ Finance, IT and other Business Processes. Extensive experience in commercial lending, sales marketing as well as other key business processes

✓ Enterprise Risk Management. Experience in managing enterprise risk as CEO. Significant experience in cybersecurity and regulatory oversight as a director and committee chair and as a career technologist with cybersecurity software experience.

✓ Governance. Experienced in both corporate governance and executive compensation for both public and private companies.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and/or non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

✓ Cybersecurity. Experience in cybersecurity, a certification or degree in cybersecurity, or the knowledge, skills or other background in cybersecurity, including, for example, in the areas of security policy and governance, risk management, security assessment, control evaluation, security architecture and engineering, security operations, incident handling, or business continuity planning.

THOMAS J. FALLON ✓ Independent Director Age: 62 Board Member since 2014 Term expires in 2024 Committee Memberships: ● Governance (Chair) ● Compensation

Business Experience

●  Executive Vice President - Business Development, Sanmina Corporation, an American electronics manufacturing services provider (2022-present)

●  Chief Executive Officer, Infinera Corporation, a global supplier of innovative networking solutions (2010-2020)

●  Chief Operating Officer, Infinera Corporation (2006-2009)

●  Vice President of Engineering and Operations, Infinera Corporation (2004-2006)

Other Business Experience

●  Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc. (2003-2004)

●  General Manager of Cisco Systems’ Optical Transport Business Unit, VP Operations, VP Supply, various executive positions (1991-2003)

Prior Directorships

●  Infinera Corporation, a global supplier of innovative networking solutions (2009-2022)

●  Piccaro, a leading provider of solutions to measure greenhouse gas concentrations, trace gases and stable isotopes (2010-2016)

Other Experience

●  Member, Engineering Advisory Board of the University of Texas at Austin

●  Member, President’s Development Board University of Texas

●  Member, Technical Advisory Board Quantumscape

Education

●  Bachelor’s degree in Mechanical Engineering from the University of Texas at Austin

●  Master’s degree in Business Administration from the University of Texas at Austin

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Significant experience in venture capital and technology.

✓ Leadership/Strategy. Extensive experience as a director and executive with broad operational experience in investments and finance.

✓ Finance, IT and other Business Processes. Extensive experience in commercial lending, sales marketing as well as other key business processes

✓ Enterprise Risk Management. Experience in managing enterprise risk as CEO.

✓ Governance. Experienced in both corporate governance and executive compensation for both public and private companies.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and/or non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

NIKOS THEODOSOPOULOS ✓ Independent Director Age: 61 Board Member since 2023 Term expires in 2024 Committee Memberships: ● Audit

Business Experience

●  Independent director, advisor, consultant and angel investor in the technology industry

●  Various capacities with UBS, a provider of financial services, most recently as managing director of technology equity research (1995-2012)

●  Senior equity research analyst for Bear, Stearns & Co. Inc., an investment banking firm that was acquired in 2008 by JPMorgan Chase (1994-1995)

●  Various capacities at AT&T Bell Laboratories and AT&T Network Systems a provider of communications equipment (1985-1994)

Public Company Directorships

●  Adtran Holdings, a provider of networking and communications equipment (2022-present)

Prior Public Company Directorships

●  Arista Networks (member of audit and nominating and corporate governance committees), a provider of data-driven, client to cloud networking for large data center/AI, campus and routing environments (2014-2023)

●  Harmonic (chair of audit committee), a provider of virtualized broadband and video streaming solutions (2015-2022)

●  ADVA Optical Networking (chair of supervisory board and nomination and compensation committee; member of audit committee), a telecommunications vendor providing network equipment for data, storage, voice and video services (2014-2022)

Prior Private Company Directorships

●  Driving Management Systems (d/b/a Motion Intelligence), a producer of distracted-driving prevention solutions (2018-2022)

Other Experience

●  Member at NT Advisors LLC (2012-Present)

●  Member, Columbia Engineering Entrepreneurship Advisory Board (2013-2021)

Education

●  MBA from NYU Stem School of Business

●  Master of Science, Electrical Engineering from Stanford University

●  Bachelor of Science Electrical Engineering from Columbia University

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Experience in venture capital-backed companies in general, and our specific portfolio company industries: technology, life sciences and middle market.

✓ Banking/Financial Services. Experience with banking, mutual fund or other financial services industries, including regulatory experience and specific knowledge of the Securities Act.

✓ Finance, IT and other Business Processes. Extensive experience as an audit committee chair overseeing finance, accounting and internal controls, IT and other key business processes.

✓ Enterprise Risk Management. Experience with enterprise risk management processes and functions, including compliance and operations.

✓ Governance. Experience with corporate governance issues, particularly in publicly-traded companies.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A, both in identifying targets and evaluating activities.

Biographical Information of Directors

DEANNE AGUIRRE ✓ Independent Director Age: 63 Board Member since 2022 Term expires in 2025 Committee Memberships: ● Governance ● Compensation

Business Experience

●  North America Managing Partner and Health Industries Leader at Strategy&, a PwC Network Company, and Healthcare Strategy Leader for the strategy consulting business

●  Various positions, including Technology Leader of Southern Cone based in Brazil, and Co-leader Organization and Strategic Leadership Business at Booz & Co./Booz Allen Hamilton

Public Directorships

●  EPAM Inc. (NYSE: EPAM) (member of nominating and corporate governance committee), a leading digital transformation services and product engineering company, since 2023

Private Directorships

●  Director, Cisive, a global technology-enabled compliance solutions company, since 2022

Prior Directorships

●  Director, Global board of directors at Booz & Co./Booz Allen Hamilton from 1998 to 2007

●  Director, Stanford University Sloan Advisory Board from 1994 to 2005

Director, Catalyst Global Advisory Board from 2011 to 2013

●  Director, Catalyst Western Region Advisory Board from 2005 to 2011

Education

●  Master’s degree in Science, Business Administration from Stanford University

●  Bachelor’s degree in Science, Mathematics with an emphasis in Computer Science from Fort Hays State University

KEY QUALIFICATIONS AND EXPERIENCE

✓ Leadership/Strategy. Extensive experience as a director and executive with broad operational experience in investments and finance.

✓ Finance, IT and other Business Processes. Extensive experience in commercial lending, sales marketing as well as other key business processes

✓ Governance. Experienced in both corporate governance and executive compensation for both public and private companies.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and/or non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

WADE LOO ✓ Independent Director Age: 63 Board Member since 2021 Term expires in 2025 Committee Memberships: ● Audit (Chair) ● Compensation

Business Experience

●  Audit partner for multinationals and venture-backed entities, with experience working with companies in the areas of technology, financial and life sciences

●  Partner in Charge of KPMG LLP’s Northern California Audit Business Unit, whose territory includes the Silicon Valley and San Francisco offices

●  Certified Public Accountant (California)

Prior Public Company Directorships

●  Guidance Software - Board Member and Audit Committee Chair (2016-2017)

●  Kofax Ltd. - Board Member and Audit Committee Chair (2011-2015)

Private and Non-Profit Directorships

●  Member of the Board of Trustees at University of Denver (2023-present)

●  Board Member at Computer History Museum, a not-for-profit museum (2023-Present)

●  Investor Committee Member at Mapletree Europe Income Trust and Mapletree US Income Commercial Trust, both Private Real Estate Investment Trusts (2021-present)

●  Board Member (2015-2023), Audit Committee Chair (2015-2019) and Board Chair (2021-2023) at the Silicon Valley Community Foundation

●  Executive Advisory Board Member at the University of Denver—Daniels College of Business (2015-present) and Board Chair (2018-2021)

●  JobTrain—Board Member (2006-2018), Audit Committee Chair (2006-2010) and Board Chair (2011-2017)

Other Experience

●  Led KPMG’s Audit Committee Institute activities in Silicon Valley, which provides audit committee and governance best practices to audit committee chairs

Education

●  Bachelor’s degree in Accounting from the University of Denver

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Experience in venture capital-backed companies in general, and our specific portfolio company industries: technology, life sciences and middle market.

✓ Banking/Financial Services. Experience with banking, mutual fund or other financial services industries, including regulatory experience and specific knowledge of the Securities Act.

✓ Leadership/Strategy. Both as partner at KPMG and board chair at various organizations, responsible for leading large teams and establishing and executing successful business strategies.

✓ Finance, IT and other Business Processes. Extensive experience as an audit partner and audit committee chair related to finance, accounting and internal controls, IT and other key business processes

✓ Enterprise Risk Management. Experience with enterprise risk management processes and functions, including compliance and operations.

✓ Governance. Experience with corporate governance issues, particularly in publicly-traded companies.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A, both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

SCOTT BLUESTEIN Interested Director, Chief Executive Officer and Chief Investment Officer Age: 45 Board Member since 2019 Term expires in 2025

Mr. Bluestein is the only Interested Director on the Board, as he also serves as the Company’s Chief Executive Officer and Chief Investment Officer. He joined the Company as Chief Credit Officer in 2010 and was promoted to Chief Investment Officer in 2014. While continuing to serve in that role, he was elected as Interim Chief Executive Officer in March 2019 and Chief Executive Officer and President in July 2019.

Additional Business Experience

●  Founder and Partner, Century Tree Capital Management (2009-2010)

●  Managing Director, Laurus-Valens Capital Management, an investment firm specializing in financing small and microcap growth-oriented businesses through debt and equity securities (2003-2009)

●  Member of Financial Institutions Coverage Group focused on Financial Technology, UBS Investment Bank (2000-2003)

Private Directorships

●  Director, Tectura Corporation since 2017.

●  Director, Gibraltar Business Capital since 2019.

●  Director, Gibraltar Equipment Finance since 2023

Past Directorships

●  Director, Sungevity from 2017 – 2020

Education

●  Bachelor’s degree in Business Administration from Emory University

ROBERT P. BADAVAS ✓ Independent Director (Board Chair) Age: 71 Board Member since 2006 Term expires in 2026 Committee Memberships: ● Audit

Business Experience

●  President, Petros Ventures, Inc., a management and advisory services firm (2009-2011 and since 2016)

●  President and Chief Executive Officer at TAC Worldwide, a multi-national technical workforce management and business services company (2005-2009)

●  Chairman and CEO of PlumChoice, Inc., a technology services and software company (2011-2016)

●  Executive Vice President and Chief Financial Officer, TAC Worldwide (2003-2005)

●  Senior Partner and Chief Operating Officer, Atlas Venture, an international venture capital firm (2001-2003)

●  Chief Executive Officer at Cerulean Technology, Inc., as venture capital backed wireless application software company (1995-2001)

●  Certified Public Accountant, PwC (1974-1983)

Public Directorships

●  Constant Contact, Inc., including chairman of the audit committee, a provider of email and other engagement marketing products and services for small and medium sized organizations, acquired by Endurance International Group Holdings, Inc. (2007-2016)

Private Directorships

●  Polyvinyl Films, Inc., director, a leading manufacturer and distributer of food-grade film products for consumer, retail, and food-service markets worldwide (since 2019)

Prior Directorships

●  PlumChoice, a venture-backed technology, software and services company

●  RSA Security, a computer and network security company – publicly traded until acquired by EMC

●  Arivana, Inc., a telecommunications infrastructure company—publicly traded until its acquisition by SAC Capital

●  On Technology, an IT software infrastructure company—publicly traded until its acquisition by Symantec

●  Renaissance Worldwide; an IT services and solutions company—publicly traded until its acquisition by Aquent

Other Experience

●  Trustee Emeritus, Bentley University (2005-2019); Board Chair (2018-2019); Vice Chair (2013-2018)

●  Board of Trustees Executive Committee and Corporate Treasurer, Hellenic College/Holy Cross School of Theology (2002-2018)

●  Trustee Emeritus, The Learning Center for the Deaf; Board Chair (1995-2005)

●  Master Professional Director Certification, American College of Corporate Directors

●  National Association of Corporate Directors Certification

●  Annunciation Greek Orthodox Cathedral of New England, Parish Council President (2016-2022)

Education

●  Bachelor’s degree in Accounting and Finance from Bentley University

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Extensive experience in software, business and technology enabled services and venture capital.

✓ Leadership/Strategy. Significant experience as a senior corporate executive in private and public companies, including tenure as chief executive officer, chief financial officer and chief operating officer

✓ Finance, IT and Other Business Strategy and Enterprise Risk Management. Prior experience as a CEO directing business strategy and as a CFO directing IT, financing and accounting, strategic alliances and human resources and evaluation of enterprise risk in such areas.

✓ Enterprise Risk Management. Experience in managing enterprise risk as CEO.

✓ Governance. Extensive experience as an executive and director of private and public companies with governance matters.

✓ Strategic Planning. Experience with senior executive level strategic planning for publicly-traded companies, private companies and/or non-profit companies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

PAM RANDHAWA ✓ Independent Director Age: 55 Board Member since 2021 Term expires in 2026 Committee Memberships: ● Audit ● Governance

Business Experience

●  CEO and Founder of Empiriko Corporation, a biotechnology startup (2010-present)

●  Co-Founder, AgroGreen Biofuels, renewable energy startup (2010-2012)

●  Vice President, Strategic Development, Sermo, a healthcare technology company (2008-2009)

●  Vice President, Marketing, Phase Forward, a life sciences technology company (2005-2007)

Other Business Experience

●  Director of Massachusetts Life Sciences Center, a Massachusetts Investment Fund to promote the life sciences sector (2016-present)

●  Chair and Director of Massachusetts Biotechnology Council, an industry association for biotechnology (2017-present)

Non-Profit/Government Leadership

●  Member, The World Economic Forum’s Global Future Council on Biotechnology (2018-2020)

●  Chair, National Science Foundation and National Institution of Justice, Industrial Advisory Board of Center for Advanced Research in Forensic Science (2019-2020)

●  Member, the Economic Development Planning Council for the State of Massachusetts (2019)

●  Member, Boston Women’s Workforce Council, a public-private partnership between the Mayor’s Office and Greater Boston employers dedicated to eliminating the gender/racial wage gap (2016-2020)

Education

●  BA in Economics from University of Rajasthan

●  MPM from Carnegie Mellon University

KEY QUALIFICATIONS AND EXPERIENCE

✓ Client Industries. Experience leading and advising VC-backed companies generally and in our portfolio company industries.

✓ Finance, IT and Other Business Processes. Experience related to finance, IT, sales, business development, marketing, or other key business processes.

✓ Governance. Experience with corporate governance issues

Strategic Planning. Experience with senior executive-level strategic planning for publicly-traded companies, private companies, non-profit and government.

✓ Enterprise Risk Management. Experience with enterprise risk management processes and functions, including compliance and operational.

✓ Leadership/Strategy. Experience leading teams and establishing and executing successful business strategies.

✓ Mergers and Acquisitions. Experience with public and/or private company M&A both in identifying targets and evaluating potential targets, as well as post-acquisition integration activities.

Officers Who Are Not Directors(1)

SETH H. MEYER Chief Financial Officer Age: 55

Mr. Meyer joined the Company in 2019 as Chief Financial Officer. He oversees the financial and accounting functions of the Company and serves as an officer of select subsidiaries.

Additional Business Experience

●  Chief Financial Officer, Swiss Re Corporate Solutions Ltd. (2011-2017)

●  Managing Director, Swiss Re, serving as Group Tax Director, Finance Division Operating Officer and Head of Finance Large Transactions (2000-2011)

●  Senior Tax Manager, PricewaterhouseCoopers LLP (1997-2000)

●  Tax Manager, Jackson National Life Insurance Company (1994-1997)

●  Senior Tax Accountant, KPMG Peat Marwick (1992-1994)

●  Tax/Audit Assistant, Burke & Stegman CPAs (1990-1992)

Education

●  Bachelor’s degree in Accounting from Michigan State University

●  Master’s degree in Business Administration in Professional Accounting from Michigan State University

CHRISTIAN FOLLMANN Chief Operating Officer Age: 41

Mr. Follmann first joined the Company in 2006 and was promoted to Chief Operating Officer in 2022. He oversees the operations function for the Company and serves as an officer of select subsidiaries.

Additional Business Experience

●  Analyst, Hercules Capital, Inc. (2006 – 2009)

●  Associate, Hercules Capital, Inc. (2009 – 2011)

●  Director of Investment Analysis and Strategy, Hercules Capital, Inc. (2011 – 2016)

●  Senior Director of Operations and Strategic Projects, Hercules Capital, Inc. (2016 – 2022)

Education

●  Bachelor’s degree in International Business from Northeastern University

●  Bachelor’s degree in International Management from Reutingen University

KIERSTEN ZAZA BOTELHO Chief Legal Officer Chief Compliance Officer and Corporate Secretary Age: 38

Ms. Botelho joined the Company in 2022 and serves as Chief Legal Officer Chief Compliance Officer and Corporate Secretary. She oversees the legal and compliance function for the Company and serves as secretary for the Company and an officer of select subsidiaries.

Additional Business Experience

●  Associate General Counsel, Bain Capital Credit, LP (2019-2021)

●  Vice President, Legal, BlackRock, Inc. (2017-2019)

●  Associate, Skadden, Arps, Slate, Meagher & Flom LLP (2013-2017)

Education/Other

●  Bachelor’s degree in International Relations from Boston University

●  Juris Doctor from Boston University School of Law

●  Member, State Bar of Massachusetts

(1)	Biographical information of Scott Bluestein, our Interested Director, Chief Executive Officer and Chief Investment Officer, is included on page 17.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our NEO compensation program generally, as well as the compensation paid to the following named executive officers (“NEOs”) who served during the fiscal year ended December 31, 2023:

Scott Bluestein	Seth H. Meyer	Christian Follmann	Kiersten Zaza Botelho
Chief Executive Officer Chief Investment Officer	Chief Financial Officer	Chief Operating Officer	Chief Legal Officer Chief Compliance Officer Corporate Secretary

Key Sections and Definitions

Key Definitions

AASR means average annual shareholder return

Equity Plan means the Company’s Amended and Restated 2018 Equity Incentive Plan

LTRSU means long term restricted stock unit.

Peer Group means the peers companies listed on the table on page 23

PSU and Retention PSU means performance stock unit and retention performance stock unit

ROE means return on equity

ROIC means return on invested capital

ROAA means return on average assets

RSA means restricted stock award

RSU means restricted stock unit

TSR means total stockholder return

Introduction

Under the oversight over the Compensation Committee of the Board, the Company’s NEO compensation program is designed to attract, incent and retain talented individuals who are critical to our continued success and our corporate growth and who will deliver sustained strong performance over the long term. The NEO compensation program is designed to motivate the Company’s NEOs to maintain the financial strength of the Company while avoiding any inappropriate focus on short-term profits that would impede the Company’s long-term growth and encourage excessive risk-taking. As discussed below, the Company’s incentive compensation practices are significantly limited by the requirements imposed on us by the 1940 Act. These are regulatory limitations related to our corporate structure that are relatively unique and do not apply to most other publicly traded companies. In compliance with these limitations, the NEOs are compensated to reflect both the Company’s and individual performance goals.

In 2023, the Company continued to review and enhance its compensation practices in accordance with our executive compensation philosophy. The review considered both compensation levels and company performance over a one-, three-, and five-year period from 2019 to 2023. In making 2023 compensation decisions, the Compensation Committee considered the fact that the Company’s performance relative to its Peer Group was generally above the 75th percentile, and in most cases above the 90th percentile, measured using ROAA, ROE, ROIC and AASR.

Compensation Determination Process

Executive compensation determinations are made in accordance with strong corporate governance practices and are subject to Board-level oversight. The Compensation Committee provides primary oversight over our compensation programs, including the design and administration of executive compensation plans, assessment and setting of corporate performance goals, as well as individual performance metrics, and the approval of executive compensation. The Compensation Committee also retains an independent compensation consultant, and where appropriate, discusses compensation-related matters with our CEO, as it relates to the other NEOs.

The Compensation Committee operates pursuant to a charter that sets forth its mission, specific goals and responsibilities. A key component of the Compensation Committee’s goals and responsibilities is to annually evaluate, approve or make recommendations to our Board regarding the compensation of our NEOs, and to review their performance relative to their compensation to ensure that NEOs are compensated in a manner consistent with our compensation philosophy. The Compensation Committee also evaluates and makes recommendations to the Board regarding the compensation of the Independent Directors and administers the Company’s Equity Plan. The Compensation Committee may not delegate its responsibilities; however, it may and does request, receive and evaluate input from an independent compensation consultant and our CEO.

Our CEO, Scott Bluestein, does not participate in any deliberations regarding his own compensation but reviews with the Committee, on at least an annual basis, the performance of each of the other NEOs. At least quarterly, our CEO discusses with the Compensation Committee Chair the Company’s operating performance relative to key performance objectives and evaluates the discretionary cash bonus pool for our NEOs. Our CEO makes recommendations to the Compensation Committee with respect to changes to base salaries, annual bonuses and equity awards based on his reviews of the other NEO’s individual performance and the Company’s overall absolute and relative performance. Our CEO does not attend meetings of the Compensation Committee unless invited by the Committee Chair.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged FW Cook as its Independent Compensation Consultant to assist the Compensation Committee and provide advice on a variety of compensation matters relating to CEO and NEOs compensation, peer group selection, compensation program best practices, market and industry compensation trends, improved program designs, market competitive director compensation levels and regulatory developments. FW Cook reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has assessed the independence of FW Cook pursuant to applicable NYSE rules and has concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.

INDEPENDENT COMPENSATION CONSULTANT DUTIES:

•  Providing information, research, market analysis and recommendations with respect to our NEO and Independent Director compensation programs, including evaluating the components of those programs and the alignment of those programs with Company performance.

•  Advising on the design of the NEO and Independent Director compensation programs and the reasonableness of individual compensation levels and awards, including in the context of business and stockholder performance and the importance of individual officers to the Company’s success.

•  Providing advice and recommendations that incorporate both market data and Company-specific factors.

•  Assisting the Compensation Committee in making compensation determinations for NEOs after the evaluation of, among other things, Company and individual performance, market compensation levels and recommendations by the CEO.

•  Advising the Compensation Committee on certain other compensation matters, including peer group selection and regulatory developments.

Peer Group Composition, Data and Review

To determine the competitiveness of executive compensation levels, the Compensation Committee analyzes a peer group of internally managed BDCs, financial services companies and real estate investments trusts, or REITs. The Peer Group analyzed in connection with 2023 compensation determinations is set forth below. The Compensation Committee believes the Peer Group reflects the labor market for our officer and employee talent, has a similar investor base, and, like the Company, the BDCs and REITs are pass-through entities with the majority of earnings required to be distributed to stockholders as a dividend. The Compensation Committee does not specifically benchmark the compensation of our NEOs against that paid by other companies. The Peer Group was used as one of multiple factors in determining the annual cash bonus awards made with respect to 2023 (but paid in 2024).

Peer Group
BDCs	Financial Services	Real Estate Investment Trusts
Capital Southwest Main Street Capital Trinity Capital	AllianceBernstein Artisan Partners Cohen & Steers Moelis & Company Victory Capital WisdomTree	Arbor Realty BrightSpire Capital Chimera Investment Hannon Armstrong Ladder Capital LXP Industrial	MFA Financial New York Mortgage Redwood Trust Sabra Health Care Spirit Realty Two Harbors

As of December 31, 2023, the Company generally outperformed most of its Peer Group over the one-, three- and five-years as follows:

	Return on Average Assets (ROAA) (excl. cash)		Return on Equity (ROE)		Return on Invested Capital (ROIC)		Average Annual Shareholder Return (AASR)

Performance Period	HTGC	% Rank of Peer Group	HTGC	% Rank of Peer Group	HTGC	% Rank of Peer Group	HTGC	% Rank of Peer Group
1-Year	7.5%	100%	14.9%	98%	7.7%	100%	42.9%	82%
3-Year	6.2%	100%	12.2%	100%	6.4%	100%	17.7%	93%
5-Year	6.1%	100%	12.1%	100%	6.2%	100%	21.3%	88%

Notes: 1-, 3- and 5-year calculations of performance are based on data as of December 31, 2023. Companies with less than three and/or less than five full years of historical financial and AASR performance are excluded. Financial Services peers are excluded from analysis of capital allocation because services companies are not as capital intensive as REITs and BDCs, which are primarily engaged in direct investment of firm capital. The data is from S&P Capital IQ and is not adjusted by FW Cook, which means that the data may not reflect internal adjustments regularly made by Hercules or by the peer companies when assessing their performance.

The Compensation Committee believes that compensation paid to our NEOs for 2023 was commensurate with the Company’s overall absolute performance as well as our performance relative to the Peer Group during the relevant performance periods. The 2023 compensation decisions made by the Compensation Committee considered the fact that our performance relative to the Peer Group was generally above the 80th percentile, and in most cases above the 95th percentile measured using

ROAA, ROE, ROIC and AASR during the trailing one-, three-, and five-years as indicated above. The same was also true for 2022 performance when 2023 decisions were made for salary and 2023 equity awards. In addition, in 2023, the Compensation Committee recognized that the Company achieved numerous records with respect to operating performance including but not limited to Record Total Investment Income, Record Net Investment Income and Record Gross Fundings.

Assessment of Company and Individual Performance, Pay-for-Performance Alignment and Other Considerations

In determining annual compensation for our NEOs, the Compensation Committee analyzes and evaluates the individual achievements and performance of our NEOs as well as the overall relative and absolute operating performance and achievements of the Company. We believe that the alignment of (i) our operating plan, (ii) stockholder expectations and (iii) our employee compensation is essential to long-term business success and the interests of our stockholders and employees and to our ability to attract and retain executive talent, especially in the competitive environment for top-quality executives in the venture debt industry.

Our operating plan involves taking on credit risk over an extended period of time, and a premium is placed on our ability to maintain stability and growth of NAV as well as continuity of earnings growth to pass through to stockholders in the form of recurring dividends over the long term. Our strategy is to generate income and capital gains from debt investments with attached warrant securities, and to a lesser extent direct equity, of our portfolio companies. This income supports the anticipated payment of dividends to our stockholders. Therefore, a key element of our return to stockholders is current income through the payment of dividends. This recurring payout requires methodical asset acquisition as well as highly active monitoring and management of our investment portfolio over time. To accomplish these functions, our business requires implementation and oversight by management and key employees with highly specialized skills and experience in the venture debt industry. A substantial part of our employee base is dedicated to the generation of new investment opportunities to allow us to sustain dividends and to the maintenance of asset values in our portfolio. In addition to the performance factors above, the Company considered the following Company-specific performance factors over the relevant performance periods: overall credit performance, performance against annual gross funding goals, overall yields, efficiency ratios, total and net investment income and realized and unrealized gains and losses.

Corporate Goals. For 2023, the Compensation Committee determined incentive compensation for each NEO based in part on the Company’s achievement of corporate performance goals developed by the Compensation Committee. These goals included operational performance as well as performance relative to the Peer Group. The Compensation Committee believes that the corporate goals applicable to all NEOs create an alignment not only with stockholders but also to the Company’s business strategy and performance goals.

Defined Individual Goals. For 2023, the Compensation Committee developed individual goals for the CEO. In addition, the CEO and each NEO developed individual goals for the NEOs and such goals were approved by the Compensation Committee. Each set of individual goals are unique to the applicable executive officer’s responsibilities and position within the Company. While each of the factors may not be weighted, the Compensation Committee took into consideration each of these factors to determine each NEO’s incentive compensation.

Pay-for-Performance Alignment. The Company believes that there exists an alignment between the compensation of our NEOs and the Company’s performance over the relevant performance periods. As noted above, a broad range of individual performance factors and Company performance factors are analyzed each year, including TSR relative to the Peer Group, and, in 2023, analysis of relative ROAA, ROE, ROIC and AASR versus the Peer Group over one-, three-, and five-years to measure short-, medium-, and long-term performance. The objective in analyzing these key performance factors is to align NEO compensation to the Company’s performance relative to the Peer Group and the Company’s absolute corporate performance.

Stock Ownership Guidelines. The Company maintains stock ownership guidelines, which are outlined in the Company’s Corporate Governance Guidelines. We believe that material stock ownership by the NEOs plays a role in effectively aligning the NEOs’ interests with those of stockholders and strongly motivates the NEOs to build long-term shareholder value. Pursuant to our stock ownership guidelines, the CEO is required to own at least 5x his annual salary in Shares, based on market value, within five years of joining the Company. The other NEOs are required to own at least 2x their annual salary in Shares, based on market value, within three years of joining the Company. The Board may make exceptions to this requirement based on circumstances; however, no exceptions have been made for the current NEOs. Messrs. Bluestein, Meyer and Follmann and Ms. Botelho met their minimum guidelines.

The Compensation Committee’s review of the NEO’s stock ownership as of December 31, 2023 showed that:

•	Mr. Bluestein owned 2,223,745 Shares, RSAs and RSUs. Based on his 2023 salary of $650,000, he owns Shares worth 5x his annual base salary.
•	Mr. Meyer owned 309,265 Shares, RSAs and RSUs. Based on his 2023 salary of $550,000, he owned Shares worth 2x his annual base salary.
•	Mr. Follmann owned 89,686 Shares, RSAs and RSUs. Based on his 2023 salary of $300,000, he owns Shares worth 2x his annual base salary.
•	Ms. Botelho owned 40,179 Shares, RSAs and RSUs. Based on her 2023 salary of $300,000, she owns Shares worth 2x her annual base salary.

Tax and Accounting Matters; Deductibility of Executive Compensation. In reviewing the Company’s compensation program, the Compensation Committee considers factors that could impact the Company’s financial performance, including tax and accounting rules. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that the Company pays to certain covered employees, including our NEOs, to $1 million in any year per person. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is one of many considerations in designing an effective executive compensation program. Accordingly, the Compensation Committee may approve compensation not deductible for federal income tax purposes.

Risk Assessment of the Compensation Program

The Board believes that risks arising from the Company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Company has designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. We use common variable compensation designs, with a significant focus on individual contributions to our performance and the achievement of absolute and relative corporate objectives, as generally described in this Compensation Discussion and Analysis.

The Compensation Committee and the Board reviewed our compensation programs to assess whether any aspect of the programs would encourage any of our employees to take any unnecessary or inappropriate risks that could threaten the value of the Company. The Company has designed our compensation programs to reward our employees for achieving annual profitability and long-term increases in stockholder return and/or value.

The Board recognizes that the pursuit of corporate objectives possibly leads to behaviors that could weaken the link between pay and performance, and, therefore, the correlation between the compensation delivered to employees and the long-term return realized by stockholders. Accordingly, our compensation program, including the NEO compensation program, is designed to mitigate these possibilities and to ensure that our compensation practices are consistent with the Company’s risk profile.

These features include the following:

•	Bonus payouts and equity incentive awards that are not based solely on corporate performance objectives but also on individual performance levels
•	The financial opportunity in our long-term equity incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking
•	The engagement and use of an independent compensation consultant

•	Annual cash bonuses that are paid after the end of the fiscal year to which the bonus payout relates
•	The institution of stock ownership guidelines applicable to the NEOs
•	Final decision making by our Compensation Committee and Board on all awards

Additionally, the Company performed an assessment of compensation-related risks for all of our employees and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Company reviewed the key design elements of our compensation programs in relation to industry “best practices,” as well as the means by which any potential risks may be mitigated. In addition, management completed an inventory of incentive programs below the executive level and reviewed the design of these incentives and concluded that such incentive programs do not encourage excessive risk-taking.

The NEO Compensation Program

Compensation Philosophy

The Company’s compensation program is designed to encourage our NEOs to think and act like you, the stockholder. The elements of NEO compensation are designed to encourage and reward the following factors, among other things:

•	Sourcing and pursuing attractively priced investment opportunities to venture-backed and selected publicly listed companies
•	Maintaining credit quality, monitoring financial performance, and ultimately managing a successful exit of the Company’s investment portfolio
•	Achieving the Company’s dividend and profitability objectives (which focus on stability and potential growth)
•	Providing compensation and incentives necessary to attract, motivate and retain key executives critical to our continued success and growth
•	Focusing management behavior and decision-making on goals that are consistent with the overall strategy of the business and in alignment with stockholders and stakeholders;
•	Ensuring a linkage between NEO compensation and individual contributions to our performance; and
•	Creation of compensation principles and processes that are designed to balance risk and reward in a way that does not encourage unnecessary risk taking.

We believe that our continued success during 2023 – despite strong competition for top-quality executive talent in the commercial and venture lending industry – was attributable to our ability to attract, motivate and retain the Company’s outstanding executive team using both short- and long-term incentive elements of compensation, as described below Compensation Elements.

Regulatory Limitations on Compensation

We are an internally managed BDC that is subject to a variety of rules and regulations imposed by the 1940 Act, including with respect to executive compensation. We also must comply with any conditions imposed on us in any exemptive order issued to us by the SEC. The Compensation Committee’s objective is to work within this regulatory framework to maintain and motivate pay-for-performance alignment, establish appropriate compensation levels relative to our Peer Group and implement best practices with respect to compensation.

•

The Compensation Committee may not use formulaic or other non-discretionary criteria to determine NEO compensation. The Compensation Committee is not legally permitted to use non-discretionary or formulaic criteria relating to Company or individual performance to determine compensation. Instead, the Compensation Committee must take into consideration all factors and use its discretion to determine the appropriate amount of compensation to be paid to our NEOs. Compensation decisions, including annual bonuses, are made entirely at the discretion of the Compensation Committee, with no minimum or required payments based on any formulaic criteria.

•

We may sponsor either an equity incentive plan or a profit-sharing plan – but not both. The Compensation Committee believes that equity incentives strongly align the interests of our NEOs with those of our stockholders. We therefore sponsor and maintain the equity incentive plan described in this proxy statement as the Equity Plan.

We are not legally permitted to sponsor a profit-sharing plan while we sponsor an equity incentive plan (and vice-versa). A “profit-sharing plan” is any written or oral plan, contract, authorization or arrangement, or any practice, understanding or undertaking whereby amounts payable under the compensation plan are dependent upon, or related to, the profits of the company. The SEC has stated that compensation plans possess “profit-sharing characteristics” if a company is obligated to make payments under the plan based on the company’s level of income, realized gains or loss on investments or unrealized appreciation or depreciation of the company’s assets.

•

The terms of our Equity Plan must satisfy certain conditions imposed by the SEC, and certain changes to the Equity Plan would require pre-approval by the SEC. Our Equity Plan is administered pursuant to specific exemptive orders granted by the SEC. The 1940 Act and our exemptive order limit the terms we may include in our Equity Plan and limit our ability to implement certain changes to our Equity Plan without the SEC’s prior written approval.

Compensation Elements

The NEO compensation program consists of base salary, annual cash bonus awards, long-term equity incentive awards and certain other benefits and perquisites. A description of each compensation element and its purpose is set forth below.

Base Salary Provides a level of fixed income that is market competitive to allow the Company to retain and attract executive talent

The Compensation Committee believes that base salaries are fundamental to our compensation program. Base salaries are established for each NEO to reflect (i) the scope of the NEO’s industry experience, knowledge and qualifications, (ii) the NEO’s position and responsibilities and contributions to our business growth and (iii) salary levels and pay practices of those companies with whom we compete for executive talent. The Compensation Committee considers base salary levels at least annually as part of its review of the performance of NEOs and from time to time upon a promotion or other change in job responsibilities. During its review of base salaries for our executives, the Compensation Committee primarily considers individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of business results for the Company, market data provided by our compensation consultant, our NEOs’ total compensation (both individually and relative to the other NEOs) and for NEOs other than the CEO, the base salary recommendations of our CEO.

For 2023, the Compensation Committee did not make any changes to the 2022 base salaries of continuing NEOs, except for the base salary of Mr. Follmann which increased to $300,000 from $260,000 to reflect his responsibilities as chief operating officer.

Annual Cash Bonus Awards Rewards NEOs for individual achievements and contributions to our financial performance and strategic success during the year

Cash bonus awards are discretionary and, if awarded, are paid on an annual basis following year-end. The Compensation Committee, together with input from our CEO, develops a specific bonus pool for each operating year to be available for the annual cash bonus program. The amount determined to be available for the cash bonus program depends on many non-formulaic factors (to comply with legal restrictions on formulaic criteria) and is designed to motivate our NEOs to achieve financial and non-financial objectives, consistent with the Company’s operating plan. The Compensation Committee considers, among other factors, the total compensation paid to our NEOs and other employees as a percentage of the Company’s total revenue, as well as how this ratio compares to that of companies in the Peer Group.

The Compensation Committee is not legally permitted to use non-discretionary or formulaic criteria relating to Company or individual performance to determine bonus compensation. The Compensation Committee instead considers overall business performance factors and individual factors, including CEO feedback, when determining the size of individual NEO bonuses. Accordingly, the Compensation Committee has the discretion to adjust individual cash bonuses to take superior performance into account, should actual Company and NEO performance exceed expectations. Conversely, if Company and NEO performance is below expectations, the Compensation Committee will consider such performance in determining the NEO’s actual cash bonus.

In evaluating the performance of our NEOs to arrive at cash bonus awards, the Compensation Committee specifically compares the Company’s performance and our stockholders’ returns against the performance and stockholder returns of other BDCs. In particular, the Committee considers the Company’s ROIC, ROE, ROA and AASR relative to the Peer Group, all of which was among the highest in the Peer Group in 2023. The Compensation Committee believes these performance metrics demonstrate the success of our core business mission of allocating equity and debt capital efficiently for a high risk-adjusted return and the related creation of stockholder value.

When sizing our cash bonus pool and allocating bonus awards, the total compensation paid to our NEOs and other employees is also evaluated against the expense ratios of other BDCs. With respect to 2023, company-wide compensation expense as a percentage of average assets among the Peer Group was considered. For the fiscal year ended December 31, 2023, the ratio of the Company’s compensation expense divided by total revenue was below the median of that of the Peer Group.

Based on the foregoing considerations and analysis, and after due deliberation, the Compensation Committee awarded our current NEOs the following annual cash bonuses with respect to 2023.

Name	2023 Cash Bonus Award ($)
Scott Bluestein	3,200,000
Seth H. Meyer	835,000
Christian Follmann	425,000
Kiersten Zaza Botelho	395,000

Long-Term Equity Incentive Awards

Provides meaningful retention incentives while rewarding NEOs for individual achievements and contributions to our success through the alignment with and creation of stockholder value

Our long-term equity incentive awards are designed to develop a strong link between NEO compensation and the Company’s strategic goals and performance, as well as align the interests of our NEOs and other key employees with those of our stockholders. The Compensation Committee strongly believes that annual equity grants motivate executive performance that is aligned with our stockholders’ return expectations.

We make long-term equity incentive awards to our NEOs pursuant to our Equity Plan, which permits awards of stock options, RSAs and RSUs that typically vest over three years and after seven years,

respectively. The Compensation Committee granted RSAs and RSUs rather than stock option awards to NEOs for 2023 performance.

Grant Practices for NEOs. Annual equity compensation grants to NEOs have typically been granted in the first quarter of the year. In January 2023, the Company granted RSAs following 2022 performance. The Company granted RSUs in February 2023 and December 2023. January 2024 RSAs reflected the strong financial performance in 2023, with higher ROAA, ROE, and ROIC than the vast majority of the Peer Group.

Restricted Stock Awards (“RSAs”). In January 2024, the Compensation Committee granted RSAs to each of the NEOs. With respect to determining the amount of the RSAs, the Compensation Committee assessed each NEO’s individual performance for 2023, the overall performance of the Company in 2023 and the levels of equity compensation paid by other companies with whom we compete for executive talent. Based on this assessment, the Compensation Committee determined that RSAs be granted to the NEOs with respect to 2023, in the amounts and on the dates set forth below to reward them for services performed in 2023 and to retain their continued services in future years. The RSAs vest one-third of the shares underlying the awards on the first anniversary of the grant date and vest the remaining Shares in equal quarterly installments over the following two years.

Name	Grant Date	Restricted Stock Award	Fair Value of Restricted Stock Award($)(1)
Scott Bluestein	1/09/2024	264,368	4,600,003
Seth H. Meyer	1/09/2024	94,828	1,650,007
Christian Follmann	1/09/2024	32,184	560,002
Kiersten Zaza Botelho	1/09/2024	25,862	449,999

(1)	Based on the closing stock price per Share of $17.40 on 1/09/2024.

In accordance with applicable compensation disclosure rules, the foregoing equity awards granted in 2024 in respect of 2023 performance by our NEOs are being described above because they are relevant to a complete understanding of the Company’s overall NEO compensation program for 2023, but such equity awards will be formally reported in the 2024 Summary Compensation Table and related compensation tables to be contained in the Company’s 2025 annual proxy statement.

Long Term Restricted Stock Unit (“LTRSUs”). In February and December 2023, the Compensation Committee granted LTRSUs to each of the NEOs.

The LTRSUs vest on the seven-year anniversary of the grant date. The Compensation Committee believes that LTRSUs should be periodically awarded to key employees, including our NEOs, to recognize and retain individuals with exceptional performance. The LTRSUs vest in full after a seven-year period to maximize the retentive strength of the award.

Name	Grant Date	Restricted Stock Units	Fair Value of Restricted Stock Units($)(1)
Scott Bluestein	02/06/2023	74,983	311,929
	12/07/2023	39,164	207,569
Seth H. Meyer	02/06/2023	13,633	56,713
	12/07/2023	13,055	69,192
Christian Follmann	02/06/2023	8,521	35,447
	12/07/2023	9,791	51,892
Kiersten Zaza Botelho	02/06/2023	3,408	14,177
	12/07/2023	9,791	51,892

(1)	The amounts reflect the aggregate grant date fair value of RSUs made to our NEOs during the applicable year computed in accordance with FASB ASC Topic 718. Further details regarding these awards, the method of valuation and the assumptions made are set forth in Note 8, “Equity Incentive Plans” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Other – Benefits and Perquisites

The NEOs receive only the same benefits and perquisites as other full-time employees. Our benefits program is designed to provide competitive benefits and is not based on performance. The NEOs and other full-time employees receive health and welfare benefits, including life, long-term and short-term disability, health, dental and vision insurance benefits as well as the opportunity to participate in our defined contribution 401(k) plan. During 2023, our 401(k) plan provided for contributions by the Company for up to $22,500 per full-time employee under the age of 50 and $30,000 per full time employee over the age of 50.

Clawback Policy for Section 16 Officers

The Board has adopted the Compensation Recoupment (Clawback) Policy that covers all Section 16 officers, which includes all of the NEOs. The Compensation Recoupment (Clawback) Policy provides that in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws (including any correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company is authorized to recover from the Chief Executive Officer and other Section 16 executive officers (including the other NEOs) the amount of incentive-based compensation that exceeds the amount that otherwise would have been received by any of them had such amount been determined based on the restated financial statements. Incentive compensation is defined as any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was received by a covered officer on or after October 2, 2023 and within the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement pursuant to this policy. The Company’s Compensation Recoupment (Clawback) Policy is consistent with the listing standards established by the NYSE. Further, following a restatement of our financial statements, we will recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2024 Annual Meeting of Hercules Capital, Inc.

COMPENSATION COMMITTEE MEMBERS

Gayle Crowell, Chair

DeAnne Aguirre

Thomas J. Fallon

Wade Loo

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent specifically incorporated by reference therein.

COMPENSATION TABLES

Executive Compensation Tables

Summary Compensation Table

Name and Principal Occupation	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Scott Bluestein	2023	650,000	3,200,000	5,019,494	—	22,500	8,891,994
Chief Executive Officer and	2022	650,000	3,000,000	3,700,008	—	20,500	7,370,508
Chief Investment Officer	2021	650,000	2,350,000	3,449,995	—	19,500	6,469,495
Seth H. Meyer	2023	550,000	835,000	1,625,903	—	30,000	3,040,903
Chief Financial Officer	2022	550,000	875,000	1,274,998	—	27,000	2,726,998
	2021	550,000	770,000	1,088,502	—	26,000	2,434,502
Christian Follmann	2023	300,000	425,000	462,343	—	22,500	1,209,843
Chief Operating Officer	2022	260,000	350,000	250,005	—	20,500	880,505
Kiersten Zaza Botelho	2023	300,000	395,000	366,067	—	22,500	1,083,567
General Counsel, Chief Compliance Officer and Corporate Secretary(5)	2022	300,000	300,000	99,993	—	18,000	717,993

(1)	Salary column amounts represent base salary compensation received by each NEO for the listed fiscal year.
(2)	Bonus column amounts represent the annual cash bonus earned during the fiscal year and awarded and paid out during the first quarter of the following fiscal year.
(3)

The amounts reflect the aggregate grant date fair value of RSAs and RSUs made to our NEOs during the applicable year computed in accordance with FASB ASC Topic 718. Further details regarding these awards, the method of valuation and the assumptions made are set forth in Note 8, “Equity Incentive Plans” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The grant date fair value of each RSA is measured based on the closing price of our Shares on the date of grant.

(4)

All Other Compensation column includes employer matching contributions under our 401(k) plan of (a) $22,500 to Mr. Bluestein, $30,000 to Mr. Meyer, $22,500 to Mr. Follmann and $22,500 to Ms. Botelho in 2023 (b) $20,500 to Mr. Bluestein, $27,000 to Mr. Meyer, $20,500 to Mr. Follmann and $18,000 to Ms. Botelho in 2022 (c) $19,500 to Mr. Bluestein and $26,000 to Mr. Meyer in 2021.

(5)	In February 2024, Ms. Botelho’s title changed from General Counsel to Chief Legal Officer to reflect her broadened responsibilities.

Beginning in 2022, the Company revised its methodology for calculating All Other Compensation pursuant to the applicable instructions in Item 402(c)(2)(ix) to exclude such distributions and dividend equivalent shares, as the Company believes these distributions and dividend equivalent shares are factored into the grant date fair value shown in the Stock Awards column of the Summary Compensation Table. In the proxy statement we filed in 2022 (disclosing 2021 compensation), the All Other Compensation column also included the following: (i) distributions in the amounts of $646,599 and $196,937 to Messrs. Bluestein and Meyer, respectively, paid on unvested RSAs during 2021 and (iii) dividend equivalent shares valued at $294,892 issued to Mr. Bluestein on RSUs during 2021. In the same proxy statements, Total Compensation for Mr. Bluestein was disclosed as $7,410,986 in 2021 and for Mr. Meyer as $2,631,439 in 2021.

Grants of Plan Based Awards in 2023

The following table provides information on RSAs and RSUs granted during the fiscal year ended December 31, 2023. There can be no assurance that the grant date fair market values of these awards will ever be realized. None of our NEOs received awards of non-equity incentive plan compensation for the fiscal year ended December 31, 2023.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units Threshold		Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Bluestein	01/11/2023	333,333	(1)	4,499,996
	02/06/2023	74,983	(2)	311,929
	12/07/2023	39,164	(2)	207,569
Seth H. Meyer	01/11/2023	111,111	(1)	1,499,999
	02/06/2023	13,633	(2)	56,713
	12/07/2023	13,055	(2)	69,192
Christian Follmann	01/11/2023	27,778	(1)	375,003
	02/06/2023	8,521	(2)	35,447
	12/07/2023	9,791	(2)	51,892
Kiersten Zaza Botelho	01/10/2023	22,222	(1)	299,997
	02/06/2023	3,408	(2)	14,177
	12/07/2023	9,791	(2)	51,892

(1)

RSAs vest as to one-third of the total award on the one-year anniversary of the date of the grant and quarterly over the succeeding 24 months. Dividends will generally be paid with respect to RSAs at the normal (non-preferential) dividend rate.

(2)	Restricted stock units vest on the seven-year anniversary of the date of grant.
(3)

The amounts reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718. Further details regarding these awards, the method of valuation and the assumptions made are set forth in Note 8, “Equity Incentive Plans” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Outstanding Equity Awards at Fiscal Year End, December 31, 2023

The following table shows the number of Shares covered or used as references for unvested RSAs and RSUs held by our NEOs on December 31, 2023. None of our NEOs held any stock options in the Company as of December 31, 2023.

Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Scott Bluestein	19,706	(1)	328,499	(7)	—	—
	88,096	(2)	1,468,560	(7)	—	—
	333,333	(3)	5,556,661	(7)	—	—
	74,983	(5)	1,249,967	(8)	—	—
	39,164	(6)	652,864	(8)
Seth H. Meyer	6,218	(1)	103,654	(7)	—	—
	30,358	(2)	506,068	(7)	—	—
	111,111	(3)	1,852,220	(7)	—	—
	13,633	(5)	227,262	(8)	—	—
	13,055	(6)	217,627	(8)	—	—
Christian Follmann	1,200	(1)	20,004	(7)	—	—
	5,953	(2)	99,237	(7)	—	—
	27,778	(3)	463,059	(7)	—	—
	8,521	(5)	142,045	(8)	—	—
	9,791	(6)	163,216	(8)	—	—
Kiersten Zaza Botelho	2,448	(4)	40,808	(7)	—	—
	22,222	(3)	370,441	(7)	—	—
	3,408	(5)	56,811	(7)	—	—
	9,791	(6)	163,216	(8)	—	—

(1)	RSAs granted on 01/12/2021 that vests as to one-third of the total award on the one-year anniversary of the date of the grant and quarterly over the succeeding 24 months.

(2)	RSAs granted on 01/11/2022 that vests as to one-third of the total award on the one-year anniversary of the date of the grant and quarterly over the succeeding 24 months.
(3)	RSAs granted on 01/11/2023 that vests as to one-third of the total award on the one-year anniversary of the date of the grant and quarterly over the succeeding 24 months.
(4)	RSAs granted on 01/10/2022 that vests as to one-third of the total award on the one-year anniversary of the date of the grant and quarterly over the succeeding 24 months.
(5)	RSUs granted on 02/06/2023 that vests on the seven-year anniversary of the date of the grant.
(6)	RSUs granted on 12/07/2023 that vests on the seven-year anniversary of the date of the grant.
(7)	Market value is computed by multiplying the closing market price of the Company’s stock at December 31, 2023 by the number of shares.
(8)

The amounts reflect the aggregate grant date fair value of RSUs made to our NEOs during the applicable year computed in accordance with FASB ASC Topic 718. Further details regarding these awards, the method of valuation and the assumptions made are set forth in Note 8, “Equity Incentive Plans” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Options Exercised and Stock Vested in 2023

The following table shows the number of Shares acquired during the fiscal year ended December 31, 2023 upon the vesting or settlement of RSAs, RSUs and Retention PSUs.

	Stock Awards
Name	Number of shares Acquired on Vesting	Value Realized on Vesting ($)
Scott Bluestein	1,894,739	24,978,491
Seth H. Meyer	73,669	1,043,795
Christian Follmann	14,339	203,153
Kiersten Zaza Botelho	3,427	47,599

Nonqualified Deferred Compensation in 2023

Retention PSUs

In 2018, the Company granted Mr. Bluestein Retention PSUs with a deferred settlement feature. On May 2, 2022, 1,458,358 Retention PSUs vested and, in accordance with the terms of the Retention PSU agreement, were deferred for one year along with all accrued dividend equivalent units. On May 2, 2023, such vested Retention PSUs and 210,731 accrued dividend equivalent units were settled. The following table includes the amounts deferred and settled with respect to these Retention PSUs.

Name	Aggregate balance at December 31, 2022 ($)	Executive contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($)(1)	Aggregate withdrawals/ distributions ($)(2)	Aggregate balance at last fiscal year end ($)
Scott Bluestein	21,340,134	0	441,477	-21,781,611	0

(1)

Represents price depreciation and dividend equivalents with respect to the underlying Retention PSUs. Such dividend equivalents were not reported in the Summary Compensation Table for 2023. Beginning in 2022, the Company revised its methodology for including dividend equivalents in the Summary Compensation Table because the Company believes that such amounts are factored into the grant date fair value shown in the Stock Awards column of the Summary Compensation Table in the year of grant.

(2)	Represents the settlement of Retention PSUs awarded in 2018, which was reported in the Summary Compensation Table for 2018.

Potential Payments Upon Termination or Change in Control

Retention Agreement

In October 2017, Mr. Bluestein entered into a retention agreement with the Company. Pursuant to such retention agreement, if (1) his employment is terminated by the Company without cause or by him for good reason, or (2) the Company becomes an externally managed BDC and the new external advisor does not make a written offer of employment to Mr. Bluestein or makes a written offer of employment to him that is not on similar terms to his current employment with the Company (including, without limitation, authority, responsibilities, base salary, annual bonus opportunity, long term incentive opportunity and retention benefits) and he does not accept such offer then, subject to the his execution of a release of claims in favor of the Company, Mr. Bluestein shall be entitled to receive the following benefits: (a) a lump sum payment in an amount equal to 1.75 times the sum of (i) annual base salary and (ii) an amount equal to the three-year average annual bonus actually earned by and paid to Mr. Bluestein for the three full performance periods immediately prior to the termination date; (b) any unpaid annual bonus earned with respect to a prior performance period and not yet paid as of the date of termination; (c) a pro rata annual bonus with respect to the performance period in which termination of employment occurs; (d) (x) continued vesting of outstanding equity awards for 1.75 years in the case of a termination not in connection with a change in control of the Company or (y) full vesting of outstanding equity awards in the case of a termination in connection with a change in control of the Company; and (e) reimbursement of the full amount of COBRA premiums for Mr. Bluestein and his eligible dependents for 18 months following termination of employment.

Accelerated Vesting of Equity Awards

Subject to continued vesting or full vesting acceleration under the retention agreement with Mr. Bluestein described above, no unvested awards of restricted stock or long-term restricted stock units will vest if an NEO terminates employment prior to the applicable vesting date. In the event of the death or disability of an NEO or a change in control of the Company, all outstanding and unvested shares of restricted stock and long-term restricted stock units will vest in full.

The following table provides estimates of the potential payments and benefits each NEO would receive assuming his or her employment was terminated on December 31, 2023. In the event Mr. Bluestein was terminated on such date for cause, no payments and benefits under the retention agreement would become payable.

Name	Benefit	Termination upon death or disability ($)(1)	Upon a change in control ($)(1)	Termination without cause or resignation for good reason prior to a change in control ($)(2)	Termination without cause or resignation for good reason after a change in control ($)(2)
Scott Bluestein	Salary	—	—	1,137,500	1,137,500
	Bonus	—	—	6,829,167	6,829,167
	Other (3)	—	—	78,836	78,836
	Accelerated equity award vesting	9,256,551	9,256,551	6,427,605	9,256,551
	Total	9,256,551	9,256,551	14,473,108	17,302,054
Seth Meyer	Accelerated equity award vesting	2,906,831	2,906,831	—	2,906,831
	Total	2,906,831	2,906,831	—	2,906,831
Christian Follmann	Accelerated equity award vesting	887,561	887,561	—	887,561
	Total	887,561	887,561	—	887,561
Kiersten Zaza Botelho	Accelerated equity award vesting	631,276	631,276	—	631,276
	Total	631,276	631,276	—	631,276

(1)

In the event of the death or disability of an NEO or a change in control of the Company, all unvested shares of restricted stock and long-term restricted stock units will vest in full. On December 31, 2023, Messrs. Bluestein, Meyer, Follmann and Ms. Botelho held the following number of outstanding shares of restricted stock, respectively: 441,135 shares, 147,687 shares, 34,931 shares and 24,670 shares. On December 31, 2023, Messrs. Bluestein, Meyer, Follmann and Ms. Botelho held the following number of outstanding long-term restricted stock units, respectively: 114,147 RSUs, 26,688 RSUs, 18,312 RSUs and 13,199 RSUs.

(2)

Pursuant to the retention agreement entered into by Mr. Bluestein, he shall be entitled to receive certain benefits described above under the section titled “Retention Agreement.” The amounts included in the rows for salary, bonus, other and accelerated equity award vesting are governed by the retention agreement. For purposes of determining the payments and benefits that Mr. Bluestein would be entitled to under the retention agreement, a salary of $650,000, and three-year average annual bonuses of $2,483,333 were used for Mr. Bluestein. With respect to accelerated equity award vesting, on December 31, 2023, Mr. Bluestein held 441,135 shares of restricted stock, 385,579 shares of which would vest within 1.75 years of December 31, 2023, and Mr. Bluestein held 114,147 long-term restricted stock units, none of which would vest within 1.75 years of December 31, 2023.

(3)	Reimbursement of the full amount of COBRA premiums for Mr. Bluestein and his eligible dependents for 18 months following termination of employment, estimated at $4,379.80 per month.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the pay ratio of the annual total compensation of our CEO compared to the annual total compensation of our median compensated employee for the year ended December 31, 2023.

For the year ended December 31, 2023, the annual total compensation of our “median employee”, whose annual total compensation was the median of the annual total compensation of all our employees (other than our CEO) was $279,999. Mr. Bluestein’s 2023 annual total compensation for purposes of determining the CEO pay ratio was $8,891,994. Based on this information, our CEO’s 2023 annual total compensation was approximately 31.8 times that of our “median employee.”

We selected December 31, 2023 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our employees (other than our CEO) for 2023. As of December 31, 2023, our employee population consisted of 111 individuals (other than Mr. Bluestein), located remotely and in our California, Colorado, Connecticut, Illinois, Massachusetts, New York, Maryland and London offices. We compared the annual total compensation for our employee population in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which included salary, bonus, stock awards and employer contributions to employee accounts in our 401(k) plan. In making this determination, we annualized the compensation of employees who were hired in 2023 but did not work for us the entire fiscal year.

Pay vs. Performance
In accordance with the final rule adopted by the SEC in August 2022 implementing Section 953(a) of the Dodd-Frank Act, we are providing the following table that sets forth certain compensation measures for certain of our officers alongside certain performance metrics for the Company and certain of its industry peers:

					Value of Initial $100 Investment:
Year	Summary Compensation Table CEO Total Compensation ($)	Compensation Actually Paid to CEO ($) (1)	Average SCT Non-CEO NEOs Total Compensation ($)	Average Compensation Actually Paid to Non-CEO NEOs ($) (1)	Company TSR ($)	Peer Group TSR ($) (2)	Net Income ($ in thousands)	Return on Equity
2023	8,891,994	11,871,291	1,778,104	2,234,447	187.59	128.90	337,484	14.9%
2022	7,370,508	12,508,448	1,441,832	1,354,862	131.26	113.50	102,081	11.6%
2021	7,410,986	11,960,041	1,548,309	1,560,941	145.05	125.26	174,155	11.1%
2020	7,871,404	12,662,414	1,621,547	1,676,816	115.13	91.15	227,261	11.3%

—	2022 and 2023 CEO is Bluestein; non-CEO NEOs are Meyer, Botelho and Follmann
—	2021 CEO is Bluestein; non-CEO NEOs are Meyer and Grace
—	2020 CEO is Bluestein; non-CEO NEOs are Meyer and Grace
(1)
The amounts shown for Compensation
Actually
Paid (CAP) have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by our CEO or Other NEOs. These amounts reflect the Summary Compensation Table Total (SCT) with certain adjustments as set forth in the following reconciliation table:

Name	Year	SCT Total ($)	SCT Stock Awards ($)	Fair Value of Stock Awards Granted in the Covered Year ($)	Change in Fair Value of Unvested Stock Awards from Prior Years ($)	Fair Value of Stock Awards Granted and Vested in the Covered Year ($)	Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year ($)	Fair Value of Stock Awards Forfeited ($)	Value of Dividends on Unvested Stock Awards Not Otherwise Reflected in Fair Value ($)	Compensation Actually Paid
PEO	2023	8,891,994	5,019,494	7,102,637	576,741	-	319,413	-	-	11,871,291
	2022	7,370,508	(3,700,008)	3,211,607	(126,779)	-	5,753,121	-	-	12,508,448
	2021	7,410,986	(3,449,995)	4,289,439	2,843,025	-	866,586	-	-	11,960,041
	2020	7,871,404	(3,989,493)	4,454,699	4,439,836	-	(114,033)	-	-	12,662,414
NEO Average	2023	1,778,104	818,104	1,149,198	82,349	-	42,900	-	-	2,234,447
	2022	1,441,832	(541,665)	470,981	(20,807)	-	4,521	-	-	1,354,862
	2021	1,548,309	(611,752)	676,676	7,210	-	65,068	(124,571)	-	1,560,941
	2020	1,621,547	(602,500)	672,756	21,233	-	(36,220)	-	-	1,676,816

(2)	“Peer Group” TSR is the S&P500 BDC Index
As described above, restrictions imposed by the 1940 Act restrict the Compensation Committee’s ability to use nondiscretionary or formulaic Company performance goals or criteria to determine executive incentive compensation. The Compensation Committee instead considers several financial performance metrics, along with other factors including operational goals and individual performance criteria, in determining the appropriate compensation for the NEOs. Subject to the foregoing restrictions imposed by the 1940 Act, in the Company’s assessment, the following list of performance measures represent the most important performance measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance:

•	return on equity (ROE);
•	total dividends paid to stockholders;
•	net realized gain or losses; and
•	net unrealized appreciation or depreciation.

3
6

Other key metrics considered by the Compensation Committee when determining the appropriate compensation for NEOs include gross and net investment activity, net origination activities, growth and performance of the Company’s registered investment advisory business, maintenance of liquidity and capital flexibility and individual contributions to corporate objectives.
The graph below reflects the relationship between “Compensation Actually Paid” to our CEO and other NEOs and TSR for the Company and the S&P BDC Index:

The graph below reflects the relationship between “Compensation Actually Paid” to our CEO and other NEOs and the Company Selected Performance Measure of ROE for the Company:

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7

The graph below reflects the relationship between “Compensation Actually Paid” to our CEO and other NEOs and Net Investment Income:

Independent Director Compensation
Our Compensation Committee has the authority from our Board for the appointment
, compensation and oversight over our outside compensation consultant. Our Compensation Committee generally engages a compensation consultant every other year to assist it with its responsibilities related to our director compensation program. The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended December 31, 2023. As an employee director, Mr. Bluestein did not receive any compensation for his service as a director. The compensation Mr. Bluestein received as our chief executive officer is disclosed
in the Summary Compensation Table and elsewhere under the
Executive Compensation Tables
, above.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert P. Badavas	250,000	59,996	—	—	309,996
DeAnne Aguirre	145,000	—	—	—	145,000
Gayle Crowell	215,000	—	—	—	215,000
Thomas J. Fallon	205,000	—	—	—	205,000
Joseph F. Hoffman	45,000	—	—	—	45,000
Brad Koenig	97,258	—	—	—	97,258
Wade Loo	215,000	—	—	—	215,000
Pam Randhawa	190,000	59,996	—	—	249,996
Nikos Theodosopoulos	25,000	14,990	—	—	39,990
Doreen Woo Ho	45,000	—	—	—	45,000

(1)
Messrs. Fallon, Koenig and Loo and Mss. Aguirre, Crowell, and Randhawa earned $115,000, $7,258.06, $125,000, $100,000, $125,000, and $100,000, respectively, in cash and Messrs. Fallon and Loo and Mss. Crowell and Randhawa elected to receive an additional retainer fee of 5,656 shares of Shares in lieu of cash with a total value of $90,000. Mss. Aguirre and Woo Ho elected to receive an additional retainer fee of 2,828 shares of Shares in lieu of cash with a total value of $45,000.

(2)
During 2023, in connection with their
re-election
to our Board, we granted Mr. Badavas and Ms. Randhawa an RSA for 4,234 Shares. Upon election to the Board, we granted Mr. Theodosopoulos an RSA for 923 Shares. The amounts presented reflect the aggregate grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718. Further details regarding these awards, the method of valuation and the assumptions made are set forth in Note 8, “Equity Incentive Plans” to the financial statements in the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2023. The grant date fair value of each RSA is measured based on the closing price of the Shares on the date of grant.

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8

As of December 31, 2023, Mr. Badavas had outstanding options covering 15,000 Shares. As of December 31, 2023, Messrs. Badavas, Fallon, Loo and Theodosopoulos and Mss. Crowell, Randhawa and Aguirre held unvested RSAs in the amount of 4,234, 1,158, 3,010, 615, 1,158, 4,234 and 3,386, respectively. In addition, pursuant to Board approval, each year Independent Directors typically receive an additional retainer fee of either $90,000 in cash or Shares, as elected by each individual director. In 2023, Messrs. Fallon and Loo and Ms. Crowell and Randhawa elected to receive an additional retainer fee of 5,656 Shares in lieu of cash with a total value of $90,000. Mss. Aguirre and Woo Ho elected to receive an additional retainer fee of 2,828 Shares in lieu of cash with a total prorated value of $45,000. Directors also reimbursed for their reasonable
out-of-pocket
expenses incurred in attending Board meetings.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and warrants	(b) Weighted-average exercise price of outstanding options and warrants ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2018 Equity Incentive Plan	803,861 (1)	14.94	5,462,099
2006 Non-Employee Director Plan (2)	15,000 (3)	16.34	—
2018 Non-Employee Director Plan (4)	—	—	254,760
Equity compensation plans not approved by stockholders:	—	—	—

Total	818,861		5,716,859

(1)
Represents the number of Shares associated with outstanding options (211,725 shares) and RSUs (592,136 shares) under the 2018 Equity Incentive Plan. The number of shares related to the RSUs are not included in the weighted-average exercise price in column (b).

(2)	Our 2006 Non-Employee Director Plan terminated on June 21, 2017 and no additional awards may be made under our 2006 Non-Employee Director Plan.
(3)	Represents the number of Shares associated with outstanding options under the 2006 Non-Employee Director Plan.
(4)	Our 2018 Non-Employee Director Plan was approved on June 28, 2018.

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PROPOSAL 2

ADVISORY PROPOSAL TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

This Proposal 2 requests an advisory stockholder vote on the compensation of our NEOs, as described in this Proxy Statement. In addition to this Proposal 2, you should read the Compensation Discussion and Analysis beginning on page 21, including the 2023 Summary Compensation Table on page 31 and the other related tables and narrative discussion contained in this Proxy Statement before voting.

The Board recommends that you vote FOR this Proposal 2.

2024 “Say-on-Pay” Advisory Vote

The Dodd-Frank Act gives stockholders the opportunity to cast an advisory vote on the compensation of our NEOs. We ask that you please review the execution compensation information in this Proxy Statement, including in Compensation Discussion and Analysis beginning on page 21, and indicate your support for our NEO compensation program by voting FOR the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and narrative discussion contained in this Proxy Statement.

NEO Compensation and 2023 “Say-on-Pay” Advisory Vote

Our NEO compensation program is designed to provide compensation that is fair, reasonable and competitive in light of current market practices. Importantly, the program is intended to align NEO compensation with both short- and long-term corporate and executive performance goals, as well as stockholders’ interests. The Compensation Committee regularly reviews our NEO compensation program against these objectives. We believe the compensation paid to NEOs in 2023 achieves the goals of our NEO compensation program and reflects the Company’s strong financial performance in the same year.

At the 2023 annual meeting of stockholders, the advisory “say-on-pay” vote received 91% approval from stockholders (based on the number of votes cast). The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. As a result, the Compensation Committee did not make any significant changes to our NEO compensation program for 2023.

Key Stockholder Considerations

Advisory Vote Only

The outcome of this vote is advisory only. While the Board and Compensation Committee value our stockholders’ opinions, the outcome of this vote does not bind or require the Company, Compensation Committee or Board to take specific action. To the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary or appropriate to address stockholder concerns.

Board and Compensation Committee Approval and Recommendation

The Board and Compensation Committee believe that the compensation paid to our NEOs is directly aligned with our executive compensation philosophy, fully supports our business goals and our operating plan and provides an appropriate balance between risk and incentives. The Board and the Compensation Committee recommend that stockholders vote FOR this Proposal 2 to approve, on an advisory basis, the compensation of the Company’s NEOs.

Required Stockholder Vote

An affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy is required to approve this Proposal 2. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of this Proposal 2. The Proxies intend to vote proxies received by them in favor of this proposal unless a choice of “Against” or “Abstain” is specified.

PROPOSAL 3

AUTHORIZATION OF THE COMPANY TO SELL OR ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN-CURRENT NAV PER SHARE, SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROPOSAL

This Proposal 3 requests stockholder approval to authorize the Company to sell or issue Shares, in one or multiple public or private offerings, at a purchase price below the then-current NAV during the 12-month period expiring on the anniversary of the Annual Meeting, subject to the conditions and stockholder protections described herein. You should carefully read this Proposal 3 in its entirety, including the section describing the risk of dilution, before voting.

The Board recommends that you vote FOR this Proposal 3.

Key Sections and Definitions

Key Definitions

ATM Program means the Company’s “at-the-market” program pursuant to which it may sell up to a certain number of Shares.

Below-NAV Sale means the sale or issuance of Shares, in one or multiple public or private offerings, at a purchase price below the then-current NAV during the Period.

Example Offering means the example offering described on page 47.

Period means the 12-month period expiring on the anniversary date of the Annual Meeting.

Required Majority of Directors means both a majority of the Directors who have no financial interest in the transaction and a majority of the Independent Directors. For this purpose, a Director will not be deemed to have a financial interest in the transaction solely because he or she owns Shares.

Non-Participating Existing Stockholder means an existing stockholder who does not participate in a Below-NAV Sale (or who does not buy additional Shares in the secondary market at the same or lower price as the price of Shares sold in the Below-NAV Sale, after expenses and commissions).

Participating Existing Stockholder means an existing stockholder who participates in a Below-NAV Sale (or who buys additional Shares in the secondary market at the same or lower price as the price of Shares sold in the Below-NAV Sale, after expenses and commissions).

Overview and Conditions of Below-NAV Sales

The Board believes that it is in your best interest for the Company to have flexibility – especially during periods of volatility – to conduct Below-NAV Sales in order to access the capital markets opportunistically, improve capital resources, add financial flexibility to comply with regulatory requirements and debt facility covenants, and compete more effectively for high quality investment opportunities, including acquisitions of other companies or investment portfolios.

The 1940 Act, however, imposes certain restrictions on the Company’s ability to raise equity capital. Specifically, the Company is generally prohibited from selling Shares at a purchase price that is less than the Company’s then-current NAV per share unless the Company has obtained stockholder approval and satisfies certain other conditions designed to protect stockholders. To illustrate, if the NAV per share was $10 per share, the Company could not sell Shares for less than $10 per share unless the Company had stockholder approval to do so and satisfied certain other conditions described below.

While the Company has no immediate plans to conduct a Below-NAV Sale (other than as described below under Key Stockholder Considerations – ATM Program), we are seeking stockholder approval now in order to maintain access to the markets if the Board determines that one or more Below-NAV Sales is in the best interests of the Company and its stockholders. Such capital raises typically must be undertaken quickly and do not afford us the time to seek stockholder approval on a case-by-case basis.

This Proposal 3 requests your approval to allow the Company the flexibility to sell or issue Shares, in one or multiple public or private offerings, at a purchase price below the then-current NAV during the Period (any such sales or issuances, “Below-NAV Sales”), subject to following conditions and stockholder protections:

●	The number of Shares sold or issued in Below-NAV Sale may not exceed 25% of the number of then-current outstanding Shares.
●	The purchase price of each Share sold in a Below-NAV Sale may not be more than 25% below the then-current NAV per Share.
●	The Board will consider the potential dilutive effect of any Below-NAV Sale when considering whether to authorize any such Below-NAV Sale.
●	The prospectus or offering memorandum pursuant to which any Below-NAV Sale is conducted will include a chart based on the actual number of Shares to be offered, the purchase price of such Shares and the actual discount of the purchase price relative to the most recently determined NAV per Share.
●	A Required Majority of Directors must determine that each Below-NAV Sale is in the best interests of the Company and its stockholders prior to approving any such Below-NAV Sale.
●	Prior to approving any Below-NAV Sale that will be conducted as an underwritten offering, a Required Majority of Directors, in consultation with the underwriter(s) of the offering, must determine in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase Shares or immediately prior to the Below-NAV Sale, that the price at which such Shares are to be sold in the Below-NAV Sale is not less than a price that closely approximates the market value of the Shares, less any distributing commission or discount.

Stockholder approval of this Proposal 3 in no way obligates or guarantees that the Company will conduct any Below-NAV Sales during the Period. Instead, stockholder approval of this Proposal 3 grants the Company the flexibility to conduct Below-NAV Sales during the Period as long as the Company complies with the conditions and stockholder protections described herein.

If this Proposal 3 is approved, no further authorization from the stockholders will be solicited prior to the Company conducting any Below-NAV Sale in accordance with the terms described in this Proposal 3, including requisite Board approval. The Board may determine to conduct Below-NAV Sales in a registered public offering or in a private placement either with or without an obligation to seek to register their resale at the request of the holders. The Board may also determine to use an underwriter or placement agent to assist in conducting Below-NAV Sales if it concludes that doing so would assist in marketing such Shares on favorable terms.

Because the Company has no immediate plans to conduct a Below-NAV Sale (other than as described below under Key Stockholder Considerations – ATM Program), it is not possible to describe the transaction(s) in which such Shares would be issued. Instead, the terms of any Below-NAV Sale, including the nature of the transaction, the amount of proceeds expected to be received by the Company as a result of the Below-NAV Sale and the expected use of any such proceeds, will be reviewed and approved by the Board prior to the Below-NAV Sale being conducted.

Reasons to Conduct Below-NAV Sales

There are a number of reasons why it may be in the best interests of the Company and its stockholders for the Company to conduct Below-NAV Sales. Certain of these reasons are described below. However, if this Proposal 3 is approved, the Board may in the future conclude that circumstances beyond those detailed below warrant one or more Below-NAV Sales.

Take Advantage of Investment Opportunities during Volatile Market Conditions. We believe that opportunities to invest at attractive risk-adjusted returns may be created during periods of disruption and volatility. These market conditions may create the opportunity to, among other things, acquire other companies or investment portfolios at attractive valuations. In order for the Company to take advantage of any opportunities created by disruptive and volatile periods, it must have the flexibility and capital resources to move swiftly and efficiently. The ability to raise equity capital through Below-NAV Sales is one way the Company can prepare itself to take advantage of these market opportunities.

From time to time, global capital markets may experience periods of disruption and instability. Significant global events, such as the outbreak of COVID-19, the Russia-Ukraine conflict and volatility in the banking system in the United States and elsewhere have caused, and continue to cause, overall economic and financial market instability. These events have caused periodic disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. The availability of cost-effective debt and equity capital for the market and financial services firms was materially diminished. The Company experienced a reduction of competition during these times as many financial firms were unable to access capital to invest. In addition, the common stock of many BDCs during this time traded at prices below the BDCs’ NAVs. If a BDC in this position had not previously obtained the approval of its stockholders to sell common stock at a purchase price below its NAV, it was hamstrung in its ability to raise equity capital when it may have needed it most.

Having the ability to conduct Below-NAV Sales (subject to the conditions described in this Proposal 3) can help ensure that the Company is able to take advantage of investment opportunities created by resulting market dislocation, even during periods of liquidity and credit market disruption.

Preserve RIC Status while Funding Investments Opportunistically. In order to continue to qualify as a

RIC and achieve pass-through tax treatment, the Company generally must distribute substantially all of its earnings to stockholders as distributions. This requirement prevents the Company from retaining meaningful amounts of earnings to support operations, including making investments into new or existing portfolio companies. It is therefore important for the Company to maintain consistent access to capital through the debt and equity markets in order to take advantage of investment opportunities as they arise.

Maintain a Favorable Debt-to-Equity Ratio. The 1940 Act and certain of the Company’s debt facilities require the Company to maintain a maximum 2:1 debt to equity ratio. Exceeding this ratio can result in severely negative consequences for the Company, including the inability to pay stockholder distributions, breaching of debt covenants and failure to qualify as a RIC. The Company does not expect to exceed the debt-to-equity ratio through an increase in debt. However, market conditions or events beyond the Company’s control could cause stockholders’ equity value to decline in such a way that results in a debt-to-equity ratio that exceeds the 2:1 limit. For example, market volatility could cause the valuation of a portfolio company to decline, the Company to sustain unrealized losses with respect to that portfolio company and stockholder equity to decrease in proportion to the Company’s outstanding debt.

Issuing additional equity in this or a similar situation would allow the Company to realign its debt-to-equity ratio and potentially avoid negative consequences. Creating a more favorable debt-to-equity ratio will generally also strengthen the Company’s balance sheet, potentially improving the Company’s access to debt capital markets and providing even more flexibility for the Company to execute its business strategy.

Avoid Less Favorable Methods of Capital Raising. If the Company has the ability to conduct Below-NAV Sales, it may not need to raise capital through less favorable means. In a volatile economic market, the Company’s options for raising capital may be limited. If the Company conducts asset sales during these times, it may need to sell assets that it would not otherwise sell and at times and prices that are disadvantageous to the Company and stockholders. During volatile times, debt capital, if available at all, may be more costly to raise than equity capital and may come with less favorable terms and conditions that it would in a stable economic market. The ability to raise equity capital through Below-NAV Sales provides the Company with an additional capital raising option when such options are already limited.

Key Stockholder Considerations

Risk of Dilution

Stockholders will have no subscription, preferential or preemptive rights to additional Shares proposed to be authorized for issuance pursuant to this Proposal 3 and therefore any future issuance of Shares in a Below-NAV Sale will dilute such stockholders’ holdings of Shares as a percentage of Shares outstanding to the extent such stockholders do not purchase sufficient shares of Shares in the Below-NAV Sale or otherwise to maintain their percentage interest. See Dilutive Effect of a Below-NAV Sale on Stockholders, below.

ATM Program

As previously disclosed to stockholders, the Company may sell up to a certain number of Shares in an “at-the-market” program (the “ATM Program”). If Proposal 3 is approved by stockholders and the Board determines that it is in the Company’s and its stockholders’ best interest for Below-NAV Sales to be conducted as part of the ATM Program, the Company will take appropriate steps to effect such Below-NAV Sales, including, as necessary or appropriate, amending public disclosures relating to the ATM Program.

Board Approval and Recommendation

The Board believes that it is in your best interest for the Company to have flexibility – especially during periods of volatility – to conduct Below-NAV Sales in order to access the capital markets opportunistically, improve capital resources, add financial flexibility to comply with regulatory requirements and debt facility covenants, and compete more effectively for high quality investment opportunities, including acquisitions of other companies or investment portfolios.

The Board recommends that stockholders vote FOR this Proposal 3 to authorize the Company to conduct Below-NAV Sales, subject to the conditions and stockholder protections described herein.

Required Stockholder Vote

The affirmative vote of holders of at least a “majority of outstanding shares” (as defined in the 1940 Act) of (i) the Shares and (ii) the Shares held by persons that are not affiliated persons of the Company, is required to approve this proposal. Under the 1940 Act, the vote of holders of a “majority of outstanding shares” means the vote of the holders of the lesser of (a) 67% or more of the outstanding Shares present or represented by proxy at the Annual Meeting if the holders of more than 50% of the Shares are present or represented by proxy or (b) more than 50% of the outstanding Shares. Abstentions and broker non-votes, if any, will have the effect of a vote against this Proposal 3. The Proxies intend to vote proxies received by them FOR this Proposal 3 unless a choice of “Against” or “Abstain” is specified.

Dilutive Effect of a Below-NAV Sale on Stockholders

The following three sections and Tables 3.1 and 3.2 explain and provide hypothetical examples of the impact of a Below-NAV Sale conducted by way of a public offering described below (the “Example Offering”) on Non-Participating Existing Stockholders and Participating Existing Stockholders, each as defined below in the relevant sections. These examples are provided for illustrative purposes only. It is not possible to predict the level of market price decline that may occur during any Below-NAV Sale.

A Below-NAV Sale conducted by way of a private placement of Shares would have an impact substantially similar to the impact described below under Impact on Non-Participating Existing Stockholders.

Regardless of level of participation, all stockholders (including those who become stockholders by acquiring Shares in a Below-NAV Sale) will be subject to the risk that the Company may make Below-NAV Sales in which they do not participate to some or any degree. Any stockholder that does not purchase any Shares in any sale by the Company of its Shares (regardless of whether the Shares are sold at, above or below NAV) will decrease their percentage interest in the Company and experience the dilution described below. All stockholders may also experience a decline in the market price of the Shares they own, which often reflects announced or potential increases and decreases in the Company’s NAV. This decrease could be more pronounced as the size of any Below-NAV Sale and level of purchase price discount from NAV increases.

Impact of a Below-NAV Sale on Non-Participating Existing Stockholders

Existing stockholders who do not participate in a Below-NAV Sale (or who do not buy additional Shares in the secondary market at the same or lower price as the price of Shares sold in the Below-NAV Sale, after expenses and commissions) (“Non-Participating Existing Stockholders”) face the greatest potential risks. Non-Participating Existing Stockholders will experience an immediate dilution in the NAV of the Shares they own and will experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and stockholder voting power as related to the increase the Company will experience in its assets, potential earning power and voting interests as a result of the Shares sold in a Below-NAV Sale.

Table 3.1 illustrates the level of dilution experienced by a Non-Participating Existing Stockholder who owns 30,000 Shares (or 1.0% of Shares outstanding) prior to an Example Offering in which the Company sells a number of Shares equal to 5%, 10%, 20% and 25% of Shares outstanding, respectively, at a purchase price per Share equal to a 5%, 10%, 20% or 25% discount from NAV per Share, respectively.

Impact of a Below-NAV Sale Participating Existing Stockholders

Existing stockholders who participate in a Below-NAV Sale (or who buy additional Shares in the secondary market at the same or lower price as the price of Shares sold in the Below-NAV Sale, after expenses and commissions) (“Participating Existing Stockholders”) will generally experience the same types of NAV dilution as Non-Participating Existing Stockholders, although to a lesser degree depending on the number of Shares a Participating Existing Stockholder purchases in or concurrently with the Below-NAV Sale. The amount of dilution a Participating Existing Stockholder will experience is inversely proportional to the number of Shares purchased in a Below-NAV Sale. This means that if a Participating Existing Stockholder purchases at least the same percentage of Shares offered in the Below-NAV Sale as the percentage of Shares such stockholder owns prior to the Below-NAV Sale, the stockholder should not experience dilution because the stockholder’s overall percentage ownership in the Company will not change as a result of the Below-NAV Sale. If a stockholder purchases less than his or her proportionate percentage in a Below-NAV Sale, the stockholder will experience dilution in the NAV of the Shares owned and will experience a disproportionately greater decrease in his or her participation in the Company’s earnings and assets and stockholder voting power as related to the increase the Company will experience in its assets, potential earning power and voting interests as a result of the Shares sold in a Below-NAV Sale.

By contrast, if a stockholder purchases more than his or her proportionate percentage of Shares offered in a Below-NAV Sale, the stockholder will generally experience accretion in NAV over his or her investment per Share and will experience a disproportionately greater increase in his or her participation in the Company’s earnings and assets and stockholder voting power as related to the increase the Company will experience in its assets, potential earning power and voting interests as a result of the Shares sold in a Below-NAV Sale. The level of accretion in NAV will increase as the excess number of Shares purchased by the stockholder increases.

Table 3.2 illustrates the level of dilution and accretion experienced by a Participating Existing Stockholder who owns 30,000 Shares (or 1.0% of Shares outstanding) prior to an Example Offering in which the Company sells a number of Shares equal to 20% of its outstanding Shares at a purchase price equal to a 20% discount from NAV per Share. The table shows the impact on the stockholder if he or she acquires (i) 3,000 Shares (or 50% of his or her proportionate percentage of the Example Offering) and (ii) 9,000 Shares (or 150% of his or her proportionate percentage of the Example Offering).

Trading History of the Shares

Table 3.3 sets forth, for each fiscal quarter during the last three fiscal years and the first quarter of the current fiscal year, the Company’s NAV, the range of high and low closing sales prices of the Shares as reported on the NYSE and the closing sales price as a premium (or discount) to NAV. On April 9, 2024, the last reported closing sales price of the Shares on the NYSE was $18.41 per Share, which represented a premium of approximately 61.1% to the NAV reported by the Company as of December 31, 2023.

Tables

In Tables 3.1 and 3.2, the Example Offering assumes that the Company has 3,000,000 Shares outstanding, $40,000,000 in total assets and $10,000,000 in total liabilities. The current NAV and NAV per Share are therefore $30,000,000 and $10.00, respectively.

Table 3.1 (Impact of Example Offering on Non-Participating Existing Stockholders)

		Example 1		Example 2		Example 3		Example 4
		5% Offering at 5% Discount		10% Offering at 10% Discount		20% Offering at 20% Discount		25% Offering at 25% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price

Price per Share to Public(1)		$10.00	—	$9.47	—	$8.42	—	$7.89	—

Net Proceeds per Share to Issuer		$9.50	—	$9.00	—	$8.00	—	$7.50	—

Decrease to Net Asset Value

Total Shares Outstanding	3,000,000	3,150,000	5.00%	3,300,000	10.00%	3,600,000	20.00%	3,750,000	25.00%

Net Asset Value per Share $	$10.00	$9.98	-0.20%	$9.91	-0.90%	$9.67	-3.30%	$9.50	-5.00%

Dilution to Nonparticipating Stockholder

Shares Held by Stockholder A	30,000	30,000	0.00%	30,000	0.00%	30,000	0.00%	30,000	0.00%

Percentage Held by Stockholder A	1.00%	0.95%	-4.76%	0.91%	-9.09%	0.83%	-16.67%	0.80%	-20.00%

Total Net Asset Value Held by Stockholder A	$300,000	$299,400	-0.20%	$297,300	-0.90%	$290,100	-3.30%	$285,000	-5.00%

Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$300,000	$300,000		$300,000		$300,000		$300,000

Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)		$(600)		$(2,700)		$(9,900)		$(15,000)

Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	0.00%	$10.00	0.00%	$10.00	0.00%	$10.00	0.00%

Net Asset Value per Share Held by Stockholder A		$9.98		$9.91		$9.67		$9.50

Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.02)		$(0.09)		$(0.33)		$(0.50)

Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			-0.20%		-0.90%		-3.30%		-5.00%

(1) Assumes 5% in selling compensation and expenses paid by Company.

Table 3.2 (Impact of Example Offering on Participating Existing Stockholders)

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price

Price per Share to Public (1)		$8.42		$8.42

Net Proceeds per Share to Issuer		$8.00		$8.00

Decrease/Increase to Net Asset Value

Total Shares Outstanding	3,000,000	3,600,000	20.00%	3,600,000	20.00%

Net Asset Value per Share	$10.00	$9.67	-3.33%	$9.67	-3.33%

Dilution/Accretion to Participating Stockholder Shales Held by Stockholder A

Shares Held by Stockholder A	30,000	33,000	10.00%	39,000	30.00%

Percentage Held by Stockholder A	1.00%	0.92%	-8.33%	1.08%	8.33%

Total Net Asset Value Held by Stockholder A	$300,000	$319,000	6.33%	$377,000	25.67%

Total Investment by Stockholder A (Assumed to Be $10.00 per Share on Shares Held Prior to Sale)		$325,260		$375,780

Total Dilution/Accretion to Stockholder A (Total Net Asset Value Less Total Investment)		$(6,260)		$1,220

Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$9.86	-1.44%	$9.64	-3.65%

Net Asset Value per Share Held by Stockholder A		$9.67		$9.67

Dilution/Accretion per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.19)		$0.03

Percentage Dilution/Accretion to Stockholder A (Dilution/Accretion per Share Divided by Investment per Share)			-1.92%		0.32%

(1) Assumes 5% in selling compensation and expenses paid by the Company.

Table 3.3 (Trading History of the Shares)

			Price Range
	NAV(1)		High	Low	High Sales Price Premium (Discount) to NAV(2)	Low Sales Price Premium (Discount) to NAV(2)

2021

First quarter		$11.36	$16.60	$14.21	46.1%	25.1%

Second quarter		$11.71	$17.66	$15.98	50.8%	36.5%

Third quarter		$11.54	$17.56	$16.50	52.2%	43.0%

Fourth quarter		$11.22	$18.07	$16.14	61.1%	43.9%

2022

First quarter		$10.82	$18.23	$16.56	68.5%	53.0%

Second quarter		$10.43	$18.91	$12.82	81.3%	22.9%

Third quarter		$10.47	$16.13	$11.45	54.1%	9.4%

Fourth quarter		$10.53	$14.92	$11.59	41.7%	10.1%

2023

First quarter		$10.82	$16.24	$11.56	50.1%	6.8%

Second quarter		$10.96	$15.08	$12.38	37.6%	13.0%

Third quarter		$10.93	$18.02	$14.86	64.9%	36.0%

Fourth quarter		$11.43	$16.93	$15.09	48.2%	32.1%

2024

First quarter	$	*	$18.77	$16.67	*	*

(1)

NAV is determined as of the last day in the relevant quarter and therefore may not reflect NAV on the date of the high and low closing sales prices. The NAVs shown are based on outstanding Shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case as of the applicable quarter).
*	NAV has not yet been calculated for the period.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

This Proposal 4 requests stockholder ratification of the Audit Committee’s and the Independent Directors’ selection of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountant for the fiscal year ending December 31, 2024. You should carefully read this Proposal 4 in its entirety before voting.

The Board recommends that you vote FOR this Proposal 4.

Key Sections

Background

The Company’s Audit Committee and the Independent Directors have selected PwC to serve as the Company’s independent public accountant for the fiscal year ending December 31, 2024. This selection is subject to the ratification or rejection by stockholders.

Key Stockholder Considerations

Auditor Independence and Engagement

During the two most recent fiscal years, neither the Company nor any person on its behalf has consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K under the Exchange Act.

PwC has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Stockholders should review the below sections entitled Principal Accountant Fees and Services and Pre-Approval Policy, as well as the Audit Committee Report included in this Proxy Statement, when considering how to vote on this Proposal 4.

Board Approval and Recommendation

The Board believes that it is in your best interest for PwC to serve as the Company’s independent public accountant for the fiscal year ending December 31, 2024. The Board recommends that stockholders vote FOR this Proposal 4.

Required Stockholder Vote

An affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy is required to approve this Proposal 4. Abstentions will not be counted as votes cast and will have no effect on the outcome of this Proposal 4. The Proxies intend to vote proxies received by them in favor of this proposal unless a choice of “Against” or “Abstain” is specified.

This Proposal 4 is a routine matter. As a result, if you beneficially own your Shares and you do not provide your broker, bank or nominee with voting instructions, then your broker, bank or nominee will be able to vote your Shares with respect to this Proposal 4 on your behalf.

Principal Accountant Fees and Services

Table 4.1 sets forth the aggregate fees charged to us by PwC, as our independent public accountant, for work attributable to the 2023 and 2022 audit, tax and other services described below.

Audit Fees. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees. Tax fees in fiscal years 2023 and 2022 include professional fees for tax compliance and tax advice.

All Other Fees. Fees for other services would include fees for products and services other than the services reported above. Our Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

Aggregate Other Fees. The aggregate non-audit fees, comprising Tax Fees and All Other Fees below, billed by our independent public accountant for the fiscal years ended December 31, 2023 and 2022 were $0.1 million and $0.1 million, respectively.

Table 4.1

	Fiscal Year Ended (in millions)
	2023	2022
Audit Fees	$1.4	$1.4
Audit-Related Fees	0.2	—
Tax Fees	0.1	0.1
All Other Fees	—	—

Total Fees:	$1.7	$1.5

Pre-Approval Policy

All services rendered by PwC were permissible under applicable laws and regulations and were pre-approved by the Audit Committee for 2023 and 2022, as applicable, in accordance with its pre-approval policy. The Audit Committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditors. The policy requires the Audit Committee to approve each audit or non-audit engagement or accounting project involving the independent auditors and the related fees, prior to the commencement of the engagement or project to make certain that the provision of such services does not adversely affect the firm’s independence. Approval of such engagement is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to the Audit Committee or any of the Audit Committee members who is an Independent Director, so long as the estimated fee for the particular service for which pre-approval is sought does not exceed $100,000. Our Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountant to management.

Audit Committee Report

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. Our Audit Committee’s responsibility is to monitor and oversee these processes. Our Audit Committee is also directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm.

We have reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”) our audited financial statements. Management has represented to our Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We discussed with PwC the overall scope and plan for their audit. We met with PwC with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of our financial reporting.

We have reviewed and discussed with PwC matters required to be discussed pursuant to the PACOB Auditing Standard 1301 “Communications with Audit Committees” and Rule 2-07 of Regulation S-X, “Communications with Audit Committees.” We have received from PwC the written disclosures and letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. We have discussed with PwC matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with PwC’s independence.

Conclusion

Based on our Audit Committee’s review and discussions referred to above, our Audit Committee recommended that our Board include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Wade Loo, Chair

Robert P. Badavas

Pam Randhawa

Nikos Theodosopoulos

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal at the Company’s 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must ensure that notice of such proposal is received at the Company’s principal executive office at 1 N B Street, Suite 2000, San Mateo, California 94401 on or before December 24, 2024, and that such proposal complies with all applicable requirements of Rule 14a-8. The submission of a proposal does not guarantee its inclusion in the Company’s 2025 proxy statement or presentation at the 2025 annual meeting of stockholders.

In addition, any stockholder who intends to propose a nominee to the Board or propose any other business to be considered by the stockholders at the Company’s 2025 annual meeting (other than a stockholder proposal to be included in the Company’s proxy materials pursuant to Rule 14a-8) must comply with the advance notice provisions and other requirements of our Amended and Restated Bylaws, a copy of which is on file with the SEC and may be obtained from the Company’s Corporate Secretary upon request. Any such proposals must be sent to the Corporate Secretary at Hercules

Capital, Inc., 1 N B Street, Suite 2000, San Mateo, California 94401.

The advance notice provisions of our Amended and Restated Bylaws require that nominations of persons for election to the Board and proposals of other business to be considered by the stockholders at the 2025 annual meeting must be made in writing and submitted to our Corporate Secretary at the address above no earlier than November 24, 2024 and no later than December 24, 2024 and must otherwise be a proper matter for action by the stockholders. Any stockholder seeking to submit a proposal should review the Company’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including but not limited to the different notice submission date requirements in the event that the date of the 2025 annual meeting is more than 30 days before or after June 20, 2025. The above procedures and requirements are only a summary of the provisions in the Amended and Restated Bylaws regarding stockholder nominations of directors and proposals of business to be considered by stockholders. Please refer to the Amended and Restated Bylaws for more information on stockholder proposal requirements.

By Order of the Board,

Kiersten Zaza Botelho

Corporate Secretary

QUESTIONS AND ANSWERS

We have provided answers to certain frequently asked questions below. If you have any further questions about how to authorize a proxy to cast your vote, the Annual Meeting or about this Proxy Statement generally, please contact Michael Hara, Managing Director of Investor Relations and Corporate Communications, at (650) 433-5578 or mhara@htgc.com or Kiersten Zaza Botelho, Corporate Secretary, at (617) 314-9973 or kbotelho@htgc.com.

1. Why did I receive this Proxy Statement?

You received this Proxy Statement because you owned Shares of Hercules Capital, Inc., a publicly-traded, internally managed business development company, as of the close of business on April 19, 2024. The Company is required to hold an annual meeting of its stockholders and provide you, our stockholder, with information about the meeting and the proposals we are asking you to vote on at the meeting. This Proxy Statement relates to our Annual Meeting, which will be held virtually on June 20, 2024 at 9:00 a.m., Pacific Time at the website address located on the Notice of 2024 Annual Meeting. Throughout the Proxy Statement, you will find information about the 4 proposals we are asking you to vote on at the Annual Meeting.

2. How do I vote?

Included with this Proxy Statement is either a separate proxy card or voter instruction form that contains the information you need to cast your vote by mail, phone or online. Additional information on how to vote is located on page 1 of this Proxy Statement. If you received more than one proxy card, it means your Shares are registered in more than one name or are registered in different accounts. Please be sure to vote using every proxy card you receive in order to make sure all of your Shares are voted. Each Share that you owned as of the close of business on April 19, 2024 entitles you to one vote on each of the 4 proposals to be voted on at the Annual Meeting. As of April 19, 2024, there were 162,177,712 Shares outstanding. If any other matters are presented at the Annual Meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they may determine.

3. What happens if I do nothing (aka choose not to vote)?

Your vote is significant. If many stockholders choose not to vote, the Company might not receive enough votes to reach quorum and conduct the required Annual Meeting. If that appears likely to happen, the Company may have to send additional mailings to stockholders to try to get more votes—a process that costs more money for the Company and thus for you as a stockholder.

We cannot conduct any business at the Annual Meeting unless a quorum of stockholders is present at the meeting – meaning generally that stockholders who collectively hold a majority of our outstanding Shares have voted or authorized a proxy to vote on their behalf. Abstentions and broker non-votes (see Question 7, below) will be treated as Shares present for determining whether we have a quorum. If we do not have a quorum, the chairman of the Annual Meeting may adjourn the meeting to a later date to allow additional time for stockholders to vote.

If we receive enough votes to reach quorum, but you have not voted or authorized a proxy to vote your Shares, your Shares generally will not be voted at the Annual Meeting. If you hold your Shares in “street name” (meaning you hold your Shares in a bank or brokerage account or with another nominee), your Shares may be voted on your behalf on Proposal 4 but not on any of the other proposals.

4. May I change my vote or revoke my proxy?

If you are a registered stockholder, you may revoke or change your proxy at any time before the Annual Meeting by notifying the Corporate Secretary in writing at the address on page 10 of this Proxy Statement, returning a signed proxy with a later date, submitting an electronic proxy as of a later date or by virtually attending and voting at the Annual Meeting. Just attending the Annual Meeting, without any other action, will not revoke a previously-submitted proxy. If your Shares are held in “street name,” you will need to contact the bank, broker or other nominee with which you hold your Shares for instructions on how to change your vote.

5. What is householding?

If you hold Shares in “street name,” the banks, broker or other nominee with whom you hold your Shares may be “householding” our Proxy Statements, annual reports and related materials. “Householding” means that only one copy of these documents is sent to multiple stockholders living in the same household. If you would like to receive your own set of our Proxy Statements, annual reports and related materials, or if you share an address with another Hercules stockholder and you both would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

6. What is the vote required for each proposal?

Please see page iii of this Proxy Statement for the vote required for each proposal to pass.

7. What are abstentions and “broker non-votes”?

An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that are not cast on a non-routine matter by a broker that is present (in person or by proxy) at the meeting because the shares entitled to cast the votes are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

8. Who is paying for the costs of soliciting these proxies?

The Company is paying all of the costs associated with the Annual Meeting, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. The Company may solicit votes by phone, fax or other electronic means of communication, or in person. We have has also retained Broadridge Financial Services Inc. to assist in the solicitation of proxies for estimated fees of $92,000 plus out-of-pocket expenses.

9. How do I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced live at the Annual Meeting. Final voting results will be published on a Form 8-K that is filed with the SEC shortly after the Annual Meeting.

SCAN TO VIEW MATERIALS & VOTE w HERCULES CAPITAL, INC. 1 N B STREET VOTE BY INTERNET SUITE 2000 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above SAN MATEO, CA 94401 Use the Internet to transmit your voting instructions and for electronic delivery of information ATTN: KIERSTEN ZAZA BOTELHO up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/HTGC2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V40264-P06306 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HERCULES CAPITAL, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of three Independent Directors Nominees: For Against Abstain 1a. Gayle Crowell ! ! ! 1b. Thomas J. Fallon ! ! ! 1c. Nikos Theodosopoulos ! ! ! For Against Abstain 2. Advisory vote to approve the Company’s named executive officer compensation. ! ! ! 3. Authorization of the Company to sell or issue shares of its common stock at a price below its then-current NAV per share, subject to the conditions ! ! ! set forth in Proposal 3. 4. Ratification of the selection of the Independent Public Accountant for the fiscal year ending December 31, 2024. ! ! ! NOTE: All such other business as may properly come before the meeting will be transacted or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V40265-P06306 HERCULES CAPITAL, INC. Virtual Annual Meeting of Stockholders June 20, 2024 This proxy is solicited by the Board of Directors. The stockholder(s) hereby appoint(s) Scott Bluestein and Kiersten Zaza Botelho, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HERCULES CAPITAL, INC. that the stockholder(s) is/are entitled to vote at the Virtual Annual Meeting of Stockholders to be held at 9:00 a.m., PT on June 20, 2024, at www.virtualshareholdermeeting.com/HTGC2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side